UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☐	Soliciting Material under §240.14a-12
DNOW Inc.
(Name of Registrant as Specified In Its Charter)
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APPENDIX A

DNOW INC. 2024 LONG-TERM INCENTIVE PLAN

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Wednesday, May 22, 2024

10:00 a.m. (Central Standard Time)

DNOW Inc.

7402 N. Eldridge Parkway

Houston, Texas 77041

The 2024 Annual Meeting of Stockholders of DNOW Inc. (“Annual Meeting”) will be held at the Company’s corporate headquarters located at 7402 N. Eldridge Parkway, Houston, Texas 77041 on Wednesday, May 22, 2024, at 10:00 a.m. local time, for the following purposes:

◾	To elect eight directors to hold office for one-year terms (Proposal 1);
◾	To consider and act upon a proposal to approve the 2024 Long-Term Incentive Plan (Proposal 2);
◾	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2024 (Proposal 3);
◾	To consider and act upon an advisory proposal to approve the compensation of our named executive officers (Proposal 4); and
◾	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote “FOR” these four proposals.

The Board of Directors has set March 25, 2024 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on March 25, 2024, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination during ordinary business hours at our corporate headquarters for a period of ten days prior to the Annual Meeting.

On or about April 5, 2024, a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2024 Proxy Statement and 2023 Annual Report on Form 10-K and how to vote online will be made available. The Notice also provides instruction on how you can request a paper copy of these documents if you desire. If you received your 2024 annual meeting materials via e-mail, the e-mail contains voting instructions and links to the Proxy Statement and Form 10-K online.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you return your signed proxy card or complete voting online at your earliest convenience, regardless of whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors,

Raymond Chang

Vice President, General Counsel and Secretary

Houston, Texas

April 5, 2024

Proxy Summary

This summary highlights information throughout our Proxy Statement. Please read this entire Proxy Statement carefully as this summary does not contain all information you should consider before voting.

Annual Shareholders Meeting

Date: May 22, 2024

Time: 10:00 a.m. Central Time

Meeting Agenda:

The meeting will cover the four proposals listed in the Voting Matters and Vote Recommendations herein as well as any other business that may properly come before the meeting.

Place: DNOW Inc. 7402 N. Eldridge Parkway Houston, TX 77041
Record Date: March 25, 2024 Notice Date: This Proxy Statement was first mailed to shareholders on or about April 5, 2024.	Voting: Shareholders as of the record date are entitled to vote. Each share of common stock of DNOW Inc. (“Company”) is entitled to one vote for each director nominee and one vote for each proposal.

Despite a softer market with less momentum than originally expected in 2023, the Company had a very strong year. The Company continued to be debt-free and produced results that fueled an accumulation growth strategy by driving significant free cash flow while producing solid revenue growth. The Company’s commitment to growing through accretive organic growth and acquisitions remained a key priority, while also having the ability to repurchase shares opportunistically and a broadened capital allocation framework to generate attractive shareholder returns without deviating from a disciplined approach to balance sheet management. In the energy evolution landscape, the Company is helping its customers decarbonize by reducing or eliminating routine flaring as well as assisting in providing products geared towards the elimination of methane used. The Company’s focus is about finding where the solutions and the strengths it cultivates intersect with where its customers find value.

2023 External Recognitions

Voting Matters and Vote Recommendations

MANAGEMENT PROPOSALS	Board Recommends
Election of Eight Directors (Proposal 1)	FOR
To Consider and Act Upon a Proposal to Approve the 2024 Long-Term Incentive Plan (Proposal 2)	FOR
Ratification of the Selection of Ernst & Young LLP as our Independent Auditor for Fiscal Year 2024 (Proposal 3)	FOR
Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay Vote”) (Proposal 4)	FOR

Our Director Nominees

Name Occupation	Age	Director Since	Independent	Other Public Boards	AC	CC	ESGN
Richard Alario Former CEO, Key Energy Services, Inc.	69	2014	Yes	1		C	M
Terry Bonno Former Senior Vice President of Industry and Community Relations, Transocean Ltd.	66	2014	Yes	1	M		M
David Cherechinsky CEO, DNOW Inc.	60	2020	No	0
Galen Cobb Former Vice President Industry Relations, Halliburton	70	2014	Yes	0	M
Paul Coppinger Former President of SPM Oil & Gas, a Caterpillar Company	63	2017	Yes	0		M	C
Karen David-Green Former Chief Communications, Stakeholder, and Sustainability Officer, Expro Group	55	2023	Yes	1	M
Rodney Eads Former Chief Operating Officer and Executive Vice President, Pride International Inc.	73	2014	Yes	0	C
Sonya Reed Former Senior Vice President and Chief Human Resources Officer, Phillips 66	50	2021	Yes	0		M

AC: Audit Committee CC: Compensation Committee ESGN: Environmental, Social, Governance and Nominating Committee	C: Chair M: Member

Governance and Board Best Practices

We are committed to and recognize the importance of good corporate governance and high ethical standards.

Our Board believes that having a diverse mix of directors with complementary qualifications, expertise, and attributes is essential to meeting its oversight responsibilities.

•   Active Board and committees of the Board providing oversight of areas of risk to the Company

•   Independent Chairman of the Board serving as the lead director

•   7 of 8 director nominees are independent

•   Independent committee chairs and members

•   Stock Ownership Guidelines for Executive Officers and Directors

•   Clawback policy to recover executive compensation

•   Annual Board and committee self-evaluations and assessments using a third-party facilitator to conduct the evaluations

•   Directors meet in executive sessions without management present

•   Fully Declassified Board where directors stand for annual election

•   All current Audit Committee members meet the NYSE standard of having accounting or related financial management expertise and each meet the SEC’s criteria of an Audit Committee Financial Expert

•   Directors are elected by majority vote in uncontested elections

•   Board engagement with Chief Executive Officer over Management Succession Planning for CEO and all executives

•   Minimum stock ownership guidelines for all directors

DNOW INC.

7402 N. Eldridge Parkway

Houston, Texas 77041

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, “DNOW”, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to DNOW Inc.

ANNUAL MEETING:	Date: Wednesday, May 22, 2024 Time: 10:00 a.m. (Central Standard Time) Place: DNOW Corporate Headquarters 7402 N. Eldridge Parkway Houston, Texas 77041

AGENDA:

Proposal 1:  To elect eight nominees as directors of the Company for one-year terms.

Proposal 2: To consider and act upon a proposal to approve the 2024 Long-Term Incentive Plan.

Proposal 3:  To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2024.

Proposal 4:  To approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends that you vote “FOR” the election of the eight nominees for director (Proposal 1), “FOR” the proposal to approve the 2024 Long-Term Incentive Plan (Proposal 2), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2024 (Proposal 3), and “FOR” the approval of the compensation of our named executive officers (Proposal 4).

RECORD DATE/ WHO CAN VOTE:

All stockholders of record at the close of business on March 25, 2024 are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is DNOW common stock. Holders of DNOW common stock are entitled to one vote per share at the Annual Meeting.

PROXY NOTICE:

Proxy Materials will be available to stockholders on or about April 5, 2024. Our Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 2023, accompanies this Proxy Statement. The Annual Report on Form 10-K shall not be considered as a part of the proxy solicitation materials or as having been incorporated by reference.

PROXIES SOLICITED:

Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 5, 2024. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:

If your proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the eight nominees for director (Proposal 1), FOR the proposal to approve the 2024 Long-Term Incentive Plan (Proposal 2), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors (Proposal 3), and FOR the approval of the compensation of our named executive officers (Proposal 4).

REVOKING YOUR PROXY:

You can revoke your proxy at any time prior to when the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:

As of March 25, 2024, there were 108,894,127 shares of DNOW common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. Shareholders, in person or by proxy, casting at least 54,447,064 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as instructed.

VOTE REQUIRED FOR APPROVAL:

For the proposal to elect the eight director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e. the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that nominee). For additional information regarding our majority voting policy, see page 9 of the proxy statement. You cannot abstain in the election of directors and broker non-votes are not counted. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to approve the 2024 Long-Term Incentive Plan (Proposal 2), the proposal to ratify the appointment of Ernst & Young LLP as independent auditors (Proposal 3) and the proposal to approve the compensation of our named executive officers (Proposal 4) will require the affirmative vote of a majority of the shares of our common stock entitled to vote in person or by proxy. An abstention will have the same effect as a vote AGAINST for each such proposal. With respect to Proposals 2 and 4, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted. Broker non-votes will have no impact on the outcome of the proposals.

HOUSEHOLDING:

The U.S. Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. If an individual receives multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061.

COST OF PROXY SOLICITATION:

We have retained Okapi Partners LLC to solicit proxies from our stockholders at an estimated fee of $12,500, plus expenses. This fee does not include the costs of preparing, printing, assembling, and delivering the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers, and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be

Held on Wednesday, May 22, 2024. The Company’s 2024 Proxy Statement and the Annual Report

to Stockholders for the year ended 2023 are also available at:

http://www.proxyvote.com

For directions to the Annual Meeting, please contact Investor Relations at 281-823-4700.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

At the Company’s inception in 2014, the Board of Directors of DNOW Inc. (the “Board”) was divided into three classes with each class serving a term of three years. In 2020, stockholders approved the declassification of the Board over a three-year period which culminated in 2023. All directors now stand for election for one-year terms if elected at the upcoming annual meeting of stockholders.

Richard Alario, Terry Bonno, David Cherechinsky, Galen Cobb, Paul Coppinger, Karen David-Green, Rodney Eads, and Sonya Reed are nominees for directors, each for a one-year term expiring at the Annual Meeting in 2025, or when their successors are elected and qualified. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have the authority to nominate another person, elect a substitute, or reduce the size of the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required for Approval

DNOW’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted FOR a director nominee must exceed the number of votes cast AGAINST that nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not contested is determined 14 days in advance of when we file our definitive proxy statement with the SEC. This year’s election was determined to be an uncontested election and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, our Environmental, Social, Governance, and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation or whether to take other action. The Board will act on the Environmental, Social, Governance, and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” In 2024, all director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Information Regarding Nominees for Director for Terms Expiring in 2024:

Name	Biography
Richard Alario (69) First Became a Director in 2014

Mr. Alario has been a director of the Company since May 2014 and has served as the Company’s Chairman of the Board since April 2021. Mr. Alario served as Interim Chief Executive Officer of the Company from November 2019 until June 2020, and as Executive Vice Chairman on an interim, short-term basis from June 2020 until October 2020. Mr. Alario served as Chief Executive Officer and director of Key Energy Services, Inc., a provider of oilfield services, from 2004 until his retirement in March 2016. Prior to joining Key Energy Services, Mr. Alario was employed by BJ Services Company, an oilfield services company, where he served as Vice President from 2002 after OSCA, Inc. was acquired by BJ Services. Prior to joining BJ Services, Mr. Alario had over 21 years of service in various capacities with OSCA, an oilfield services company, most recently having served as its Executive Vice President. He is also a director of Kirby Corporation, serving as its lead director and chairman of its Environmental, Social, Governance and Nominating Committee, and effective starting April 26, 2024, will serve as their Chairman of the Board. He formerly served as Chairman of the National Ocean Industries Association.

Terry Bonno (66) First Became a Director in 2014

Ms. Bonno has been a director of the Company since May 2014. Ms. Bonno provides advisory and consulting services to numerous private companies utilizing her professional expertise in Global business development, commercial and contractual due diligence, Sustainability and Enterprise Risk Management. She has served as a Director of Kodiak Gas Services, a publicly held gas compression company, where she serves as the Chair of the Personnel and Compensation Committee and as a member of the Nominating, Governance, and Sustainability Committee. From 2017 to the successful divestiture to 3i in 2019, Ms. Bonno served as a Director of Tampnet, the largest offshore high-capacity communication network in the world. She also served as a director on energy industry and charity boards. In 2017, she was accepted as an industry expert to serve in an advisory capacity on the National Offshore Safety and Advisory Committee (NOSAC) for a three-year term ending 2020. Ms. Bonno served as Senior Vice President of Industry and Community Relations for Transocean Ltd. from 2017 until her retirement in September 2018. Her responsibilities included leadership in industry forums, community affairs and driving sustainability in the organization. Ms. Bonno previously served as Senior Vice President of Marketing for Transocean Ltd. from 2011 and Vice President Marketing from 2008 with oversight of Transocean’s marketing in 14 countries. Prior to this role, she served in various director and management roles at Transocean Ltd. leading the marketing and contracts efforts for West Africa and the Americas from 2001 until 2008. She served in a Director Marketing and Contracts role for Turnkey Drilling with RBFalcon and Global Marine (a wholly owned subsidiary of Applied Drilling Technology Inc. (ADTI)) from 1993 until 2001, who later became acquired by Transocean Ltd. During her time with Global Marine from 1982 to 1999, she served in various Accounting Management roles. She is also a Certified Public Accountant.

David Cherechinsky (60) First Became a Director in 2020

Mr. Cherechinsky has served as President and Chief Executive Officer and been a director of the Company since June 2020. Prior to serving as President and Chief Executive Officer, Mr. Cherechinsky served as the Company’s Senior Vice President and Chief Financial Officer from February 2018 until June 2020. Mr. Cherechinsky previously served as Vice President, Corporate Controller and Chief Accounting Officer from February 2014 until February 2018. Mr. Cherechinsky served as Vice President—Finance for NOV’s distribution business group from 2003, and as Vice President—Finance for NOV’s Distribution & Transmission business segment from 2011, until the Company’s spin-off in May 2014. He previously served NOV starting in 1989 in various corporate roles, including internal auditor, credit management and business analyst, and is a CPA.

Galen Cobb (70) First Became a Director in 2014

Mr. Cobb has been a director of the Company since May 2014. Mr. Cobb recently served as Vice President Industry Relations for Halliburton since 2002 until his retirement in 2022 where he was responsible for Halliburton’s industry relations global activities, energy trade policy issues, executive client relations, and trade organization oversight. He worked for Halliburton for over forty years serving in various executive management positions in operations, marketing, sales and business development. From 1991 to 1994, he was Director CIS and China with oversight in establishing Halliburton’s presence and operations in these emerging markets. Later, he was named Director Executive Sales and Business Development with expanded responsibilities for the worldwide development and promotion of Halliburton’s services and products.

Name
Paul Coppinger (63) First Became a Director in 2017

Mr. Coppinger has been a director of the Company since December 2017. Mr. Coppinger was the President of SPM Oil & Gas, a Caterpillar Company (formerly the Oil & Gas Division of the Weir Group PLC which was acquired by Caterpillar in February 2021) from 2014 until his retirement in 2022. From 2012 to 2014, Mr. Coppinger served as President, Pressure Pumping, for the Weir Group, and from 2011 to 2012 as President of Weir SPM. Prior to that, Mr. Coppinger was Group President of the Energy Segment of CIRCOR International, Inc. from 2001 to 2011. Mr. Coppinger is Chairman Emeritus of the Energy Workforce & Technology Council (formerly the Petroleum Equipment & Services Association) and served on its Board of Directors from 2007 to 2019.

Karen David-Green (55) First Became a Director in 2023

Ms. David-Green has been a director of the company since 2023. Ms. David-Green has over 30 years of experience in senior leadership positions on Wall Street and as a corporate executive for multinational companies. Her skillset encompasses capital market transactions, demand generation, risk/reputation management, data analytics, business and cultural transformation, scaling businesses in a highly cyclical environment, cybersecurity, go-to-market strategies and energy transition and sustainability. She previously held key positions in the Executive Leadership Team at Expro Group N.V. and Weatherford International plc where she served as the former Chief Marketing, Stakeholder, Investor Relations, Communications and Sustainability Officer. During her tenure at Weatherford from 2010-2020, Ms. David-Green played instrumental roles as Chief Marketing Officer, Sr. Vice President of Stakeholder Engagement, President of the Weatherford Foundation, Inc., Chair of the Sustainability Leadership Council, and Executive Member of the Disclosure and Global Business Continuity and Planning Committees. She is also a former Senior Wall Street equity research analyst. Notably, she previously led the energy service equity research franchise at Oppenheimer & Co. Inc. and Crédit Agricole where she was responsible for providing financial forecasts to clients globally. Ms. David-Green is an Independent Director for PHX Energy Services Inc. where she serves on the Audit and Compensation and Human Resources Committees. She is Directorship Certified by the National Association of Corporate Directors (NACD) and NACD Certified in Cybersecurity Oversight.

Rodney Eads (73) First Became a Director in 2014

Mr. Eads has been a director and Chair of the Audit Committee of the Company (commencing this position May 2014). Mr. Eads has served as President of Eads Holdings, LLC, a wholly owned private investment firm (commencing 2009) and is an active investor in early-stage companies. Mr. Eads has provided advisory and due diligence services for numerous private equity entities, with deep expertise in Enterprise Risk Management and Crisis Management. He has provided Expert Witness services for several international arbitration cases in the $150M-$250M claim range. He is a NACD Certified Director, and since 2019 has served on the NACD TriCities Board (Houston, Austin, San Antonio). During the last 5 years he has been an active participant in the Southwest Audit Committee Network. Mr. Eads served as a director from 2010 to 2015 for private equity owned Nautronix UK Limited. Mr. Eads previously served as Chief Operating Officer and Executive Vice President of Pride International Inc. (NYSE) from 2006 until 2009, where he was responsible for safety, environmental, and regulatory compliance for offshore operations and South American and eastern hemisphere land assets operating in 15 countries. He also managed a public company spin-off in 2009 of Seahawk Drilling Company. He served as Senior Vice President of Worldwide Operations for Diamond Offshore Drilling Inc. (NYSE) from 1997 until 2006, with responsibility for safety, environmental, and regulatory compliance in 12 countries. From 1977 to 1997, he served in several executive and operations management positions with Exxon Corporation, primarily in international assignments spanning 11 countries, providing engineering, business planning and project analysis, and compliance for safety, environmental, and regulatory requirements. Mr. Eads has managed global workforces as large as 14,000 employees, managed operating budgets of $1B per year, and capital projects exceeding $3B.

Sonya Reed (50) First Became a Director in 2021

Ms. Reed has been a director of the Company since August 2021. Ms. Reed is a former executive officer of Phillips 66 where she served as the Senior Vice President and Chief Human Resources Officer from 2015 until 2023. In this capacity she also had accountability for corporate communications, including internal and external messaging, branding, social media and philanthropy. From 2011 to 2015, Ms. Reed was with General Cable, where she last served as Executive Vice President, Chief Human Resources Officer. Ms. Reed began her career at Zurich Financial Services, where she held several positions of increasing responsibility, the last of which was Vice President of Human Resources of their Latin American business. Throughout her career Ms. Reed both lived and worked domestically and internationally, had accountability across multiple countries and administered her role in both English and Spanish (of which she is fluent). Her skillset encompasses executive compensation, succession management, leadership development, cultural transformation, organizational design, communications, and brand and reputation management in large, global organizations.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR.

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors appoints committees to help carry out its duties with the following current standing committees: Audit, Compensation, and Environmental, Social, Governance, and Nominating. Last year, the Board of Directors met five times and the committees met a total of twelve times. The following table sets forth the committees of the Board of Directors and their members as of the date of this proxy statement, as well as the number of meetings each committee held during 2023:

Director	Audit Committee	Compensation Committee	Environmental, Social, Governance, and Nominating Committee
David Cherechinsky (1)
Richard Alario		+	•
Terry Bonno	•		•
Galen Cobb	•
Paul Coppinger		•	+
Karen David-Green	•
Rodney Eads	+
Sonya Reed		•
Number of Meetings Held in 2023	8	2	2

(+)	Denotes Chair
(1)	As Mr. Cherechinsky is an employee of the Company serving as President and Chief Executive Officer, he does not serve as a member of any board committees.

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a member in 2023.

Audit Committee

Messrs. Eads (Chairman), Cobb, Ms. Bonno, and David-Green are the current members of the Audit Committee. All members of this committee are independent within the meaning of the rules governing audit committees by the New York Stock Exchange.

The Audit Committee is appointed to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;
•

select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with requirements of the SEC and PCAOB regarding auditor independence, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;
•

establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors;

•	prepare an audit committee report as required by the SEC to be included in the Company’s Annual Proxy Statement;
•

review, on a quarterly basis, reports from the Company’s enterprise risk management system, cybersecurity monitoring system, and ESG monitoring system and reports to the full Board on these matters; and

•	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website under the Investor Relations/Corporate Governance section at https://ir.dnow.com/corporate-governance/documents.

Audit Committee Financial Expert

The Board of Directors has determined that all members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and each meet the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Messrs. Alario (Chairman), Coppinger, and Ms. Reed are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards.

The Compensation Committee is appointed by the Board of Directors to assist in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;
•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies, and programs of the Company; and
•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website under the Investor Relations/Corporate Governance section at https://ir.dnow.com/corporate-governance/documents.

Compensation Committee Interlocks and Insider Participation

Messrs. Alario (Chairman), Coppinger, and Ms. Reed are the current members of the Compensation Committee. Mr. Alario, who had previously served as Chair of the Compensation Committee prior to his appointment as interim Chief Executive Officer and as Executive Vice Chairman on an interim, short-term basis from November 2019 until October 2020, reassumed his role as Chair of the Compensation Committee in February 2021. Except as disclosed herein, none of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Environmental, Social, Governance, and Nominating Committee

The Environmental, Social, Governance, and Nominating Committee is appointed to assist the Board in fulfilling its oversight responsibilities. Messrs. Coppinger (Chairman), Alario, and Ms. Bonno are the current members of the Environmental, Social, Governance, and Nominating Committee. All members of the Environmental, Social, Governance, and Nominating Committee are independent as defined by the applicable NYSE listing standards.

The Environmental, Social, Governance, and Nominating Committee gives oversight at the board level to the Company’s ESG initiatives by working with management on ESG risk assessment. The Environmental, Social, Governance, and Nominating Committee’s oversight includes controlling and mitigating these risks, including risks related to climate change and other ESG related matters, as well as working with management to determine areas of opportunities, goal setting, and expansion in its ESG initiatives. The Committee’s primary duties and responsibilities are to:

•	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;
•	identify individuals qualified to become Board members and recommend to the Board director nominees for each annual meeting of stockholders and candidates to fill vacancies on the Board;
•	recommend to the Board annually the directors to be appointed to Board committees;
•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines;
•

monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines;

•	oversee the Company’s efforts on environmental, social, and governance (ESG) matters including the publication of the Company’s annual sustainability report; and
•	oversee the Company’s efforts on Diversity, Equity and Inclusion (DEI) and management succession planning including the CEO and his direct reports.

A copy of the Environmental, Social, Governance, and Nominating Committee Charter is available on the Company’s website under the Investor Relations/Corporate Governance section at https://ir.dnow.com/corporate-governance/documents.

BOARD OF DIRECTORS

Director Nomination Process and Diversity Considerations

The Environmental, Social, Governance, and Nominating Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to those candidates, and recommending nominees to the Board of Directors to be submitted to stockholders for election. It is the policy of the Committee to consider director candidates recommended by stockholders. Nominees are selected by the Committee from candidates recommended by multiple sources, including other directors, management, stockholders, and by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of March 25, 2024, we had not received any formal recommendations from stockholders for potential director candidates that were approved as a nominee for director by the Environmental, Social, Governance, and Nominating Committee for submission to stockholders for election. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be sent to the Secretary of the Company at the address listed herein.

The Board of Directors believes that nominees should reflect the following characteristics:

•	have a reputation for integrity, honesty, candor, fairness, and discretion;
•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations; and
•	have a range of talent, skill, and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Environmental, Social, Governance, and Nominating Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. There are currently no directorship vacancies to be filled on the Board.

We are committed to and recognize the importance of good corporate governance and high ethical standards.

Our Board believes that having a diverse mix of directors with complementary qualifications, expertise, and attributes is essential to meeting its oversight responsibilities.

Board Diversity

The Board considers diversity in identifying nominees for director. The Board seeks to achieve a mix of directors that represent a diversity of background and experience, including with respect to gender and race. The Board considers diversity in a variety of different ways and in a fairly expansive manner. The Board not only considers diversity concepts such as race and gender, but also diversity in the sense of differences in viewpoint, professional experience, education, skill, and other qualities and attributes that contribute to board heterogeneity. Also considered as part of the diversity analysis is whether the individual has work experience in the Company’s industry or in the broader energy or industrial markets. The Company believes the Board can benefit from different viewpoints and experiences by having a mix of members of the Board who have worked in its industry and those who may not have such experience.

Although we do not have a formal diversity policy in place for the director nomination process, the Board recognizes that diverse candidates with appropriate and relevant skills and experience contribute to the depth and diversity of perspective in the boardroom. An important factor in our Environmental, Social, Governance, and Nominating Committee’s consideration and assessment of a director candidate is the diversity of background, viewpoints, professional experience, education, gender, age, and culture – including nationality, race or ethnic background.

To show these goals and efforts by the Board, over the last three years, the Board has added two new directors, Ms. Karen David-Green and Ms. Sonya Reed, who provide additional diversity in gender, ethnicity and experience to the Board.

If and when the need arises for the Company to add an additional new director to the Board, the Environmental, Social, Governance, and Nominating Committee will reasonable efforts to ensure that diverse candidates (including, without limitation, women and minority candidates) are in the pool which nominees are chosen from and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations. Accordingly, the Environmental, Social, Governance, and Nominating Committee may include candidates reflecting ethnic and gender diversity as part of the candidate search criteria.

Furthermore, the Company acknowledges that the current policies of several of its key stakeholders require a minimum number of female board members on a board. The Company will take such policies into strong consideration when considering any future director appointments. To the extent SEC regulations come out in the future with minimum diversity requirements, the Company will comply with these requirements to the extent applicable.

Director Qualifications

The Company believes that each member of its Board of Directors possesses the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness, and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company. In addition to the experience, qualifications, and skills of each director set forth in their biographies, the Company also considered the following factors in determining that the board member should serve on the Board:

Mr. Alario served as the interim Chief Executive Officer of the Company from November 2019 until June 2020, as Executive Vice Chairman on an interim, short-term basis from June 2020 until October 2020, and previously served as the chief executive officer and as the chairman of another publicly traded company for 12 years. Mr. Alario has extensive experience in the oil service business, having worked in that industry for over 30 years. Mr. Alario has gained valuable board experience from his tenure as a director of Kirby Corporation, including from his service as its lead director and chairman of its Environmental, Social,

Governance, and Nominating Committee as well as on its audit committee. Through service in these roles, Mr. Alario has gained extensive experience in assessing the risks associated with various energy industry cycles.

Ms. Bonno provides valuable service and experience to the Board due to her current roles as Chair of the Personnel & Compensation Committee and as a member of the Nominating, Governance, and Sustainability Committee of Kodiak Gas Services as well as her past experience on Kodiak’s Audit Committee as well as serving on the financial committee, enterprise risk management committee, and disclosure committee at Transocean Ltd. Ms. Bonno has extensive experience in the oil service industry of 37 years and a background in accounting with approximately 34 years of being a certified public accountant and experience overseeing the Sox Compliance of the Global Marketing function. Ms. Bonno’s extensive professional experience in international business development, commercial and contractual acumen, Sustainability and Enterprise Risk Management has provided her the knowledge to deal with all facets of potential risk areas and opportunities for a global energy company, and she brings that experience and perspective to the Board.

Mr. Cherechinsky has been an officer of a publicly traded company since 2014. Mr. Cherechinsky’s 34-year career with the Company includes positions of increasing importance, from business analyst, to Vice President—Corporate Controller, to Chief Financial Officer, to Chief Executive Officer. Mr. Cherechinsky has extensive experience with the Company and the oil service industry. Mr. Cherechinsky’s experience in the Company’s business and the industry, his extensive financial background, and his unparalleled knowledge of the Company make him uniquely and well qualified to serve as a director of the Company.

Mr. Cobb provides valuable service and experience to the Audit Committee, due to his over 40 years of serving in various management positions for Halliburton. Mr. Cobb has developed experience and expertise in warehouse management and distribution, international operations, especially in emerging markets, as well as marketing and business development in a large corporate environment. As a result of this extensive experience, Mr. Cobb is very familiar with the strategic and project planning processes that impact the Company’s business and continued development for growth.

Mr. Coppinger has over 35 years of experience in the petroleum equipment and service, process equipment and flow control businesses, as well as experience in the industrial markets and manufacturing, and has held various positions of increasing responsibility, including managing domestic and international operations. Mr. Coppinger has extensive operational and strategic planning experience from his long career in manufacturing and distribution. Mr. Coppinger also has extensive mergers and acquisitions experience of over 20 years on a global basis. Mr. Coppinger has dealt with all facets of potential risk areas for a global energy service company and brings that experience to the Company.

Ms. David-Green has over 30 years of experience in senior leadership positions on Wall Street and as a C-Suite Executive and Corporate Officer for multinational companies with a global manufacturing and service footprint. Her experience in finance, corporate communications, sustainability efforts, cybersecurity, and marketing for a publicly traded company provide the Company valuable knowledge at a board level. Further, she is Directorship Certified by the National Association of Corporate Directors (NACD) and NACD Certified in Cybersecurity Oversight. Her work on other company boards, external councils, and networks give the Company insight into how peers see current market conditions and strategies which the Company can use to their future benefit. Ms. David-Green’s extensive financial background, prior board experience, and detailed work in cybersecurity, sustainability, and shareholder engagement efforts make her highly qualified to be a board member.

Mr. Eads provides valuable service and experience to the Audit Committee, due to his MBA degree and 40 years of experience in the energy industry and in his previous roles in senior executive management where he worked to identify and mitigate risk. Mr. Eads has also been an active member of the National Association of Corporate Directors (NACD) since 2010, achieving the NACD’s Governance Fellow recognition, the highest standard of credentialing for directors and governance professionals, and recently achieved the NACD Directorship Certification. He currently serves on the Board for the Tri-Cities Chapter NACD. Mr. Eads established the board cybersecurity reporting system for the Company, which includes quarterly cybersecurity metrics reported to the Audit Committee. He has been involved in two early-stage cybersecurity companies, one as a lead investor. He has completed the AICPA Cybersecurity Certificate Program. Mr. Eads’ significant international experience and deep expertise in health and safety/environmental/regulatory compliance; risk assessment; supply chain management; and large construction projects, together with his 12 years of experience as an executive officer of two public companies, which included SEC reporting, mergers and acquisitions evaluations and integration, pay/performance programs, and asset rationalization efforts including a public company spin-off, and private equity sales, makes him well qualified to serve as a director of the Company.

Ms. Reed has over 30 years of experience in domestic, international and global organizations across multiple industries. She most recently served as a chief human resources officer of two public companies for over ten years. Her expertise in executive compensation, succession planning and talent management, and diversity, equity, and inclusion provide the board with significant insight on these key risk areas. Ms. Reed has depth of expertise in corporate communications including internal and external messaging, brand and reputation management, media relations and philanthropy in a large corporate environment. She has led the human capital component of major organizational transformations focusing on operating model design, organizational structures and building the critical skills necessary for the new environment. As a result of her broad experience, Ms. Reed has had extensive board exposure and uses that background and knowledge to help provide a perspective on these evolving risk areas.

The following are some of the key qualifications and skills of our Board.

	Alario	Bonno	Cherechinsky	Cobb	Coppinger	David- Green	Eads	Reed
CEO/Former CEO	•		•
Financial Acumen/Expert	•	•	•	•	•	•	•
Operations Leadership	•		•	•	•		•
ESG Experience	•	•	•	•	•	•	•	•
International Exposure/Experience	•	•	•	•	•	•	•	•
Oil & Gas Industry	•	•	•	•	•	•	•	•
Technology Systems		•	•				•	•
Cybersecurity Experience	•	•	•	•	•	•	•	•
Diversity		•				•		•
Strategic Planning	•	•	•	•	•	•	•	•

Background
Age	69	66	60	70	63	55	73	50
Gender	Male	Female	Male	Male	Male	Female	Male	Female
Ethnicity	White	White	White	White	White	White	White	Hispanic
Year Joined Board	2014	2014	2020	2014	2017	2023	2014	2021
Other Boards	1	1	0	0	0	1	0	0
Independent	•	•		•	•	•	•	•

AUDIT COMMITTEE REPORT

Composition

The Audit Committee is currently comprised of four members: Rodney Eads, Committee Chairman, Terry Bonno, Galen Cobb, and Karen David-Green. The Board of Directors has determined that all of the members of the Audit Committee are independent based on the guidelines set forth by the NYSE and SEC rules for the independence of Audit Committee members. The Board of Directors has also determined that all members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and each member meets the SEC’s criteria of an Audit Committee Financial Expert.

Oversight Responsibilities

Under the Audit Committee Charter, which is available for review on the Company’s website under the Investor Relations/Corporate Governance section, the Audit Committee’s primary objective is to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee’s primary purposes and functions are:

(1) monitoring the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

(2) selecting and appointing the Company’s independent auditors, pre-approving all audit and non-audit services to be provided, consistent with all applicable laws and regulations, to the Company by the Company’s independent auditors, and establishing the fees and other compensation to be paid to the independent auditors;

(3) monitoring the independence and performance of the Company’s independent auditors and internal audit function;

(4) establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential and/or anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, the internal audit function, and the Board; and

(5) monitoring the Company’s compliance with legal and regulatory requirements.

With respect to the oversight of accounting, internal controls, and disclosure matters as well as the Company’s compliance with various legal and regulatory requirements, the Audit Committee, as appropriate, but at least on a quarterly basis, reviews all reports generated by the Company’s independently administered employee hotline and other corporate governance hotline systems. The Audit Committee also reviews, on a quarterly basis, reports from the Company’s enterprise risk management system, cybersecurity monitoring system, and ESG monitoring system, and reports to the full Board on these matters.

Notwithstanding the foregoing, it is not the Audit Committee’s duty to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) or to conduct audits. In carrying out its duties, the Audit Committee relies on the Company’s senior management, specifically senior financial management, who are responsible for establishing a system of internal controls, assessing such controls, and for preparing the consolidated financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies. The Company’s independent registered public accountants are responsible for auditing the consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing their reports based on those audits. During each regularly scheduled quarterly meeting in 2023, the Audit Committee met separately in executive session with both the internal audit director and the independent audit partner without Company’s senior management being present.

Oversight of Independent Auditor

The Audit Committee reviews in advance and pre-approves audit and non-audit services provided to the Company by the independent auditors. The Audit Committee is also directly responsible for reviewing with the independent registered public accountants the plans and scope of the audit engagement, and providing an open venue of communication among management, the internal audit function, the independent registered public accountants, and the Board.

In connection with the selection and appointment of the independent auditors each year, the Audit Committee reviews and evaluates the qualifications, performance, and independence of the independent auditors and lead partner including taking into account the opinions of management and the Company’s internal auditor. In doing so, the Audit Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; independence; costs of services considering scope of services as compared to independent auditor costs of similar size public companies in same industry sector; and the potential impact of changing independent auditors. Based on this evaluation, the Audit Committee has retained Ernst & Young LLP (“EY”) as the Company’s independent auditors for 2024. EY has been the Company’s independent auditors since 2013 and the Company’s current new lead partner has been engaged since February 2024 (as the Company’s prior lead partner from EY, who had served in such capacity since 2019 for five years, was required to roll off pursuant to current applicable rules upon the completion of the Company’s 2023 audit in February 2024).

The Audit Committee and Board of Directors believe that it is in the best interests of the Company and its stockholders to continue retention of EY to serve as its independent auditors. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board of Directors request the stockholders at the Annual Meeting to ratify the appointment of the independent auditors.

2023 Audited Financial Statements

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP. Non-GAAP measures reported by management are reviewed by the Audit Committee to ensure transparency and consistency.

The Audit Committee discussed with EY, the Company’s independent auditors, the matters required to be discussed by the applicable requirements of the PCAOB, which included the identification of Critical Audit Matters.

The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communication with the Audit Committee concerning independence and has discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2023 Annual Report on Form 10-K.

Members of the Audit Committee

Rodney Eads, Committee Chairman

Terry Bonno

Galen Cobb

Karen David-Green

APPROVAL OF THE DNOW INC.

2024 LONG-TERM INCENTIVE PLAN

PROPOSAL NO. 2 ON THE PROXY CARD

The growth and future success of our Company depends upon the efforts of our officers, directors, and key employees. We believe that the proposed DNOW Inc. 2024 Long-Term Incentive Plan (the “2024 LTIP”) combines an effective means of attracting and retaining qualified key personnel with a long-term focus on maximizing stockholder value. Upon the recommendation of our Compensation Committee, our Board has adopted the 2024 LTIP, subject to the approval of our stockholders at the 2024 Annual Meeting. The 2024 LTIP will become effective as of the date it is approved by our stockholders.

In 2014, the stockholders approved the NOW Long-Term Incentive Plan (the “2014 Equity Incentive Plan”). The 2014 Equity Incentive Plan when adopted had a ten (10) year term, where it would expire in May 2024. Given that our existing long-term incentive plan is expiring in May 2024 and will no longer be available to the Company for future equity grants, the Company is seeking approval for the 2024 LTIP. With a new long-term incentive plan to replace the Company’s existing, expiring long-term incentive plan, we would also be able to roll over the remaining shares available for grant under the 2014 Equity Incentive Plan into the new 2024 LTIP.

As of March 25, 2024, approximately 4,729,338 shares are available for grant under the 2014 Equity Incentive Plan. As of March 25, 2024, there were 4,537,037 outstanding stock awards under the 2014 Equity Incentive Plan. The Compensation Committee and the Board consider this number to be inadequate to achieve the stated purpose of the 2014 Equity Incentive Plan in the future; namely, to promote the long-term financial interests of the Company by: (i) enhancing the ability of the Company to attract and retain directors, officers and key employees of outstanding ability; (ii) providing directors, officers and key employees with an interest in the Company aligned with that of the Company’s stockholders; and (iii) encouraging directors, officers and employees of the Company to acquire a meaningful ownership position in the Company. Furthermore, additional awards are not permitted to be made under the 2014 Equity Incentive Plan after May 12, 2024. As a result, the Company has decided to adopt the new DNOW Inc. 2024 LTIP. The new 2024 LTIP will permit awards to be granted until 2034 (the tenth anniversary of its effective date), and includes modernized terms and provisions that reflect current market practice. The 2024 LTIP is provided as Appendix A to this proxy statement.

Overhang and Dilution

The following aggregated information regarding potential overhand and dilution is as of March 25, 2024. As of March 25, 2024, there were 108,894,127 shares of the Company’s common stock issued and outstanding. The Company only has one outstanding stock plan, the 2014 Equity Incentive Plan. The only outstanding awards the Company currently has are all under the 2014 Equity Incentive Plan, as provided below.

As of March 25, 2024, there are 4,537,037 shares subject to outstanding awards under the 2014 Equity Incentive Plan (equal to approximately 4.2% of the Company’s outstanding shares), comprised of:

•	Outstanding unvested “full value” awards, including performance shares (at target performance level): 3,152,342 shares
•	Outstanding stock options: 1,384,695 shares, where the Company’s outstanding stock options have a weighted average exercise price of $10.75 and a weighted average remaining term of 2.5 years

As of March 25, 2024, approximately 4,729,338 shares are available for grant under the 2014 Equity Incentive Plan.

If the 2024 LTIP is approved by the stockholders, then the 6,702,338 shares of our common stock that could be issued under the 2024 LTIP (comprised of the 4,729,338 shares to be rolled over from the 2014 Equity Incentive Plan and an additional 1,973,000 shares allowed under the new 2024 LTIP) would represent approximately 6.2% of the total number of shares of our common stock outstanding on a fully diluted basis as of March 25, 2024.

Existing awards under the 2014 Equity Incentive Plan will remain in full force and effect in accordance with the plan’s terms. Any awards of shares made under the 2014 Equity Incentive Plan after March 25, 2024 through May 22, 2024 shall reduce, on a one-for-one basis, the aggregate number of shares issuable under the 2024 LTIP. No new awards will be made under the 2014 Equity Incentive Plan after approval of the 2024 LTIP by stockholders.

Reasons for Seeking Shareholder Approval

The 2024 LTIP provides for long-term compensation and incentive opportunities for directors, executives and key employees of the Company and its subsidiaries. The Board believes that the future success of the Company is dependent upon the quality and continuity of management, and that compensation programs such as restricted stock grants are important in attracting and retaining individuals of superior ability and in motivating their efforts on behalf of the Company.

Shareholder approval of the 2024 LTIP is required under the rules of the New York Stock Exchange applicable to the Company. If the 2024 LTIP is not approved, it will not go into effect. If that occurs, awards may continue to be made under the 2014 Equity Incentive Plan in accordance with its terms through May 12, 2024 or until the shares remaining for awards under the 2014 Equity Incentive Plan are exhausted. As the ability to grant new awards under the 2014 Equity Incentive Plan expires on May 12, 2024, failure to approve the 2024 LTIP will severely restrict the Company’s ability to attract, retain and incentivize directors, officers and key employees. The Company is also asking the stockholders to approve the 2024 LTIP for purposes of Section 421 of the Internal Revenue Code of 1986, as amended (the “Code”).

As of March 25, 2024, the closing market price per share of the Company’s common stock as reported on the New York Stock Exchange was $15.13.

Vote Required for Approval

Approval of the proposal FOR the adoption of the 2024 LTIP will require the affirmative vote of the majority of the votes cast on the proposal. An abstention will have the same effect as a vote AGAINST such proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, they will be voted for the adoption of the 2024 LTIP.

Description of the Plan

The following summary describes briefly the principal features of the proposed 2024 LTIP which is provided as Appendix A to this Proxy Statement.

General Terms

The purpose of the 2024 LTIP is to promote the long-term financial interests of the Company, including its growth and performance, by encouraging directors, officers and employees of the Company and its affiliates to acquire a meaningful ownership position in the Company, by enhancing the ability of the Company to attract and retain directors, officers and key employees of outstanding ability, and by providing directors, officers and key employees with an interest in the Company aligned with that of the Company’s stockholders.

Administration

Generally, the 2024 LTIP will be administered by the Compensation Committee, which is and will be composed of independent directors of the Company. The Board will administer the 2024 LTIP as to awards to members of the Board. In addition, the Compensation Committee has the authority to delegate to one or more members of the Board or one or more officers of the Company the power to administer the plan as to employees, other than persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee will have full authority, subject to the terms of the 2024 LTIP, to establish rules and regulations for the proper administration of the 2024 LTIP, to select the employees and directors to whom awards are granted, and to set the date of grant, the type of award that shall be made and the other terms of the awards.

Eligibility

All employees and directors of the Company are eligible to participate in the 2024 LTIP. The selection of those employees and directors who will receive awards is within the discretion of the Compensation Committee and the Chief Executive Officer. As of February 15, 2024, there were approximately 2,475 worldwide employees working for the Company who were eligible to participate in the plan. It is not possible at this time to determine the benefits or amounts that will be received by or allocated to eligible participants under the 2024 LTIP.

Shares Subject to the Plan

The 2024 LTIP provides that the administrator is authorized to deliver with respect to awards granted under the 2024 LTIP an aggregate of 1,973,000 shares of common stock, plus 4,729,338 shares of common stock that are available under the 2014 Equity Incentive Plan, on the date that the 2024 LTIP is approved by stockholders. The maximum number of shares for which incentive stock options may be granted under the 2024 Plan is 6,702,338, and the maximum number of shares of common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year in respect of such non-employee director’s service on the Board, will not exceed $750,000 in total value. Except as otherwise provided in the 2024 LTIP, in the event any award is forfeited, cancelled, settled or otherwise terminated without a distribution of shares to a participant, the undelivered shares may be granted again under the 2024 LTIP.

Any awards of shares made under the 2014 Equity Incentive Plan after March 25, 2024 through May 22, 2024 shall reduce, on a one-for-one basis, the aggregate number of shares issuable under the 2024 LTIP.

Change in Control

In the event of a “change in control” (as defined in the 2024 LTIP) of the Company, awards will vest on an accelerated basis upon the participant’s termination of employment or service in connection with a change in control or upon the occurrence of any other event that the administrator may set forth in an applicable award agreement. If the Company is a party to an agreement that is reasonably likely to result in a change in control, such agreement may provide for: (i) the continuation of any award by the Company, if the Company is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any award, provided, however, that any such substitution with respect to options and stock appreciation rights will occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the change in control price or if the administrator determines that award cannot reasonably become vested pursuant to its terms, such award shall terminate and be canceled without consideration. To the extent that restricted shares, restricted stock units or other awards settle in shares in accordance with their terms upon a change in control, such shares will be entitled to receive as a result of the change in control transaction the same consideration as the shares held by stockholders of the Company as a result of the change in control transaction.

Clawback/Forfeiture

All awards and payments under the 2024 LTIP will be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with any clawback, forfeiture, or other similar policy adopted by the Company, and applicable law (including, without limitation, the applicable rules and regulations of the SEC and the New York Stock Exchange or any other securities exchange or inter-dealer quotation system on which the Company’s common stock is listed or quoted).

Term of the Plan

If approved, the 2024 LTIP will terminate on May 22, 2034, after which time no additional awards may be made or granted under the 2024 LTIP.

Types of Awards

The 2024 LTIP permits the granting of any or all of the following types of awards (“Awards”): (1) Options, (2) Stock Appreciation Rights, (3) Restricted Shares, (4) Restricted Stock Units, (5) Other Share Based Awards, and (6) Other Cash-Based Awards.

The term of each Award will be as specified by the Compensation Committee at the date of grant (but not more than ten years). The effect of the termination of a participant’s employment or membership on the Board will be specified in the award agreement that evidences each grant. These awards will be subject to certain terms, conditions or restrictions, including vesting terms that may be linked to performance criteria or other specified criteria including passage of time. The Compensation Committee may, in its sole discretion, waive any restrictions on any outstanding award as of a date determined by the Compensation Committee.

Options - The administrator, may, in its sole discretion, grant options to participants. Solely with respect to participants who are employees, the administrator may grant incentive stock options, nonqualified stock options or a combination of both. The exercise price of shares purchasable under an option shall be determined by the administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the exercise price of an option be less than one hundred percent (100%) of the fair market value of a share on the date of grant, and (ii) no incentive stock option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) shall have an exercise price per share less than one-hundred ten percent (110%) of the fair market value of a share on such date. The maximum term of each option shall be fixed by the administrator, but in no event shall (i) an option be exercisable more than ten (10) years after the date such option is granted, and (ii) an incentive stock option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such option is granted. Each option’s term is subject to earlier expiration pursuant to the applicable provisions in the 2024 LTIP and an applicable award agreement.

Stock Appreciation Rights - Stock appreciation rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any option granted under the 2024 LTIP (“Related Rights”). Any Related Right that relates to a nonqualified stock option may be granted at the same time the option is granted or at any time thereafter, but before the exercise or expiration of the option. Any Related Right that relates to an incentive stock option must be granted at the same time the incentive stock option is granted. The administrator shall determine the eligible recipients to whom, and the time or times at which, grants of stock appreciation rights shall be made, the number of shares to be awarded, the price per share, and all other conditions of stock appreciation rights. Notwithstanding the foregoing, no Related Right may be granted for more shares than are subject to the option to which it relates and any stock appreciation right must be granted with an exercise price not less than the fair market value of a share on the date of grant. The term of each Free Standing Right shall be fixed by the administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted. The term of each Related Right shall be the term of the option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

Restricted Shares - Each award of restricted shares granted under the 2024 LTIP shall be evidenced by an award agreement. Restricted shares may be issued either alone or in addition to other awards granted under the plan. The administrator shall determine the eligible recipients to whom, and the time or times at which, grants of restricted shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the participant for the acquisition of restricted shares; the restricted period, if any, applicable to restricted shares; the performance goals (if any) applicable to restricted shares; and all other conditions of the restricted shares. If the restrictions, performance goals and/or conditions established by the administrator are not attained, a participant shall forfeit his or her restricted shares in accordance with the terms of the grant. The terms and conditions applicable to the restricted shares need not be the same with respect to each participant. The prospective recipient of restricted shares shall not have any rights with respect to any such award, unless and until such recipient has received an award agreement and, if required by the administrator in the award agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the administrator may specify) after the award date. The restricted shares shall be subject to the restrictions on transferability set forth in the award agreement and in the plan.

The administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance goals, the participant’s termination of employment or service as non-employee director or consultant of the Company or an affiliate thereof, or the participant’s death or disability.

Restricted Stock Unit - Restricted stock units may be issued either alone or in addition to other awards granted under the 2024 LTIP. The administrator shall determine the eligible recipients to whom, and the time or times at which, grants of restricted stock units shall be made; the number of restricted stock units to be awarded; the restricted period, if any, applicable to restricted stock units; the performance goals (if any) applicable to restricted stock units; and all other conditions of the restricted stock units. If the restrictions, performance goals and/or conditions established by the administrator are not attained, a participant shall forfeit his or her restricted stock units in accordance with the terms of the grant. The provisions of restricted stock units need not be the same with respect to each participant.

The administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance goals, the participant’s termination of employment or service as non-employee director or consultant of the Company or an affiliate thereof, or the participant’s death or disability.

Participants holding restricted stock units shall have no voting rights. Settlement of vested restricted stock units shall be made to participants in the form of shares, unless the administrator, in its sole discretion, provides for the payment of the restricted stock units cash (or partly in cash and partly in shares) equal to the value of the Shares that would otherwise be distributed to the participant.

Other Shared-Based Awards and Other Cash-Based Awards - The administrator is authorized to grant awards to participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the administrator to be consistent with the purposes of the 2024 LTIP and as evidenced by an award agreement. The administrator shall determine the terms and conditions of such awards, consistent with the terms of the plan, at the date of grant or thereafter, including any performance goals and performance periods. The prospective recipient of an Other Share-Based Award or Other Cash-Based Award will not have any rights with respect to such award, unless and until such recipient has received an award agreement and, if required by the administrator in the award agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the administrator may specify) after the award date.

Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences to the company and to United States taxpayers of awards granted under the 2024 LTIP. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

Non-Qualified Stock Options and Stock Appreciation Rights

No taxable income is reportable when a non-qualified stock option or stock appreciation right is granted to a person. Upon exercise, generally, the person will have ordinary income equal to the fair market value of the Company’s common stock, on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock received upon exercise will be a capital gain or loss to the person.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (except for persons who are subject to the alternative minimum tax, who may be required to recognize income in the year in which the incentive stock option is exercised). If the person exercises the incentive stock option and then sells the underlying shares of the Company’s common stock more than two years after the grant date and more than one year after the exercise date, the sale price minus the exercise price will be taxed as capital gain or loss. If the person exercises the incentive stock option and sells the shares before the end of the two- or one-year holding periods, then the person generally will have ordinary income at the time of the sale equal to the fair market value of the shares of the Company’s common stock on the exercise date (or the sale price, if less) minus the exercise price of the incentive stock option, and any additional gain on the sale will be treated as capital gain.

Restricted Stock and Restricted Stock Units

A person receiving restricted stock or restricted stock units will not have taxable income upon the grant unless, in the case of restricted stock, the person timely elects under Section 83(b) of the Code to be taxed at that time. Instead, the person will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares of the Company’s common stock (or cash) received.

Tax Effects for the Company

DNOW generally will receive a tax deduction for any ordinary income recognized by a person with respect to an award under the 2024 LTIP. In the case of incentive stock options that meet the holding period requirements described above, the person will not recognize ordinary income; therefore, the Company will not receive a deduction. The Company’s deduction may also be limited by Section 280G or Section 162(m) of the Code. In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per covered employee.

Unfunded and Unqualified Plan

The 2024 LTIP is intended to be an unfunded plan and is not qualified under Section 401 of the Code. In addition, the 2024 LTIP is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

New Plan Benefits under the 2024 LTIP

The aggregate value of the unrestricted shares of common stock to be issued under the 2024 LTIP to the Company’s 7 non-employee directors following the Annual Meeting are shown in the table below. Other than the anticipated grants to the non-employee directors, no determination has been made as to the awards, if any, that any individuals who would be eligible to participate in the 2024 LTIP be granted in the future under the 2024 LTIP and the type and amount of any such awards will be determined by the Compensation Committee. Therefore, any other benefits or amounts that will be received by any participant or group of participants if the 2024 LTIP is approved are not currently determinable. Grants under the 2014 Equity Incentive Plan in 2023 to the Company’s named executive officers are shown in the 2023 Grants of Plan-Based Awards table and to the Company’s non-employee directors are shown in the 2023 Director Compensation table.

Name and Position	Dollar Value ($)

All current directors who are not executive officers as a group	$941,000

Miscellaneous

The Compensation Committee may amend or modify the 2024 LTIP at any time; provided, however, that stockholder approval will be obtained for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule or to increase the number of shares available.

Equity Compensation Plan Information

The following table sets forth information as of our fiscal year ended December 31, 2023, with respect to compensation plans under which our common stock may be issued:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)

Equity compensation plans approved by security holders	3,155,765	$13.36	5,283,301

Equity compensation plans not approved by security holders	—	—	—

Total	3,155,765	$13.36	5,283,301

(1)

Includes 1,025,569 shares of issuable performance -based awards if specific targets are met, and 118,004 shares of RSU which have no exercise price. Therefore these shares are excluded for purposes of determining the weighted-average exercise prices of outstanding options, warrants and rights.

(2)	Includes 5,283,301 shares issuable pursuant to the 2014 Plan in the form of stock options, restricted awards, RSUs, performance stock awards, or any combination of the foregoing.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the

DNOW Inc. 2024 Long-Term Incentive Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 3 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors for 2024. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Ernst & Young LLP will attend the Annual Meeting where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your proxy does not specify how you want your shares voted, they will be voted for the ratification of the appointment of Ernst & Young LLP as independent auditors.

Audit Fees

The Audit Committee preapproves services provided by the Company’s independent auditors to the Company. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Chairman of the Audit Committee to preapprove allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young LLP’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2022 and 2023. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2022	2023

Audit Fees	$1,661,486	$1,771,354
Audit Related Fees (1)	$120,506	$55,000
Tax Fees	-	$29,110
All Other Fees	-	-

Total	$1,781,992	$1,855,464

(1) Consists of fees for audits of employee benefit plans and due diligence services on potential acquisitions.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as its independent auditors for 2024.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 4 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as described in this proxy statement.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value. The Company encourages its stockholders to read the Executive Compensation section of this Proxy Statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this Proxy Statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy, in achieving its goals, and are aligned with stockholder interests and worthy of stockholder support.

The Company believes that stockholders should consider the following in determining whether to approve this proposal:

Compensation Program is Closely Linked to Stockholder Value

An important and significant portion of each executive’s compensation at the Company is in the form of long-term incentive awards, which are directly linked to the Company’s performance and the creation of stockholder value. The Company’s long-term incentive awards consist of time-based restricted stock and performance-based share awards. Performance-based share awards comprise 50% of each executive’s current long-term incentive awards. We believe this mix appropriately motivates long-term performance and rewards executives for absolute gains in share price, performance against designated metrics, and relative financial performance against a designated peer group.

Strong Pay-for-Performance Orientation

The Company’s annual and long-term incentive programs pay its named executive officers only if certain performance metrics (absolute and/or relative) are achieved. Thus, two of the three components of an executive’s pay at the Company are based on performance.

Compensation Program Has Appropriate Long-term Orientation

Minimum three-year vesting for equity awards: The Company encourages a long-term orientation by its executives through the use of three-year vesting requirements for annual grants of restricted stock and performance-based awards.

Summary of Good Governance and Risk Mitigating Factors

•	Limited Bonus payouts: Bonus awards cannot exceed 200% of target, limiting excessive awards for short-term performance.

•	Balanced pay mix: The mix of pay is balanced between annual and long-term compensation.

•	Multiple year vesting of long-term incentives: Long-term incentive awards do not fully vest until a minimum of three years after the grant.

•	CEO Pay: CEO base salary level during 2023 was at the competitive peer median (the market 50th percentile) and actual total direct compensation was below the competitive peer median.

•

Adoption of Executive and Board Stock Ownership Guidelines: Stock ownership guidelines for its executive officers and directors to better align the interests of the Company’s executive officers and directors and the Company’s stockholders by requiring executives and directors to accumulate and retain a minimum of the Company’s stock at meaningful levels.

•

Clawback Policy: Awards of long-term equity compensation and compensation under the Company’s annual cash incentive plan can be terminated by the Compensation Committee if it determines that the recipient of such award has engaged in material misconduct in violation of the Company’s stock holding requirements.

•

Elimination of Stock Options: The Company eliminated stock option grants in 2022 to avoid potential drastic compensation swings based on the short-term volatility in share price year over year in lieu of increasing restricted stock grants with a longer vest date.

Shareholder Outreach - Say on Pay Feedback

The Company’s 2023 Say on Pay vote at the May 2023 annual meeting received approximately 95% support from our shareholders. The Compensation Committee continued to make enhancements to its compensation plan in 2023 as follows:

(1) increased the EBITDA “target” metric in both the annual incentive awards and performance share awards to make achievement more challenging;

(2) higher Return on Capital Employed (ROCE) metrics for the executive performance share awards to make achievement more challenging; and

(3) refreshed the Company’s peer group by adding a new member and eliminating a former peer to ensure that the designated peer group continued to be within reasonable size parameters (generally 0.5 times to 2-3 times the Company’s revenues, assets, EBITDA and/or market capitalization) and were generally similar to the Company in terms of industry and/or operations.

The Compensation Committee continues its efforts to ensure that the executive compensation program is optimally designed to reflect shareholder values, enhances the link between executive pay and company performance, responds to changing market practices, and retains effective leaders who have a significant understanding of our business.

Shareholder Resolution

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. The program does not encourage excessive risk-taking by management. It is aligned with the competitive market for talent and is highly sensitive to Company performance. The Company believes its program will deliver reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the 2024 annual meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2023 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis.”

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

CORPORATE GOVERNANCE

DNOW’s Board of Directors is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and exhibiting behavior that conforms to corporate governance standards that substantially exceed the consensus view of minimum acceptable standards. The Board of Directors’ Corporate Governance Guidelines establishes the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the independent Chairman of the Board and the Chief Executive Officer, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and an annual review. A copy of the Corporate Governance Guidelines is available on the Company’s website under the Investor Relations/Corporate Governance section at https://ir.dnow.com/corporate-governance/documents. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Committee charters, to interested stockholders upon request. Written requests for such copies should be addressed to the Secretary of the Company at the address listed herein.

Highlights

We maintain a strong and proactive approach to corporate governance, as follows:

•	Active Board and committees of the Board providing oversight of areas of risk to the Company
•	Independent Chairman of the Board serving as the lead director
•	7 of 8 director nominees are independent
•	Independent committee chairs and members
•	Stock Ownership Guidelines for Executive Officers and Directors
•	Clawback policy to recover executive compensation
•	Annual Board and committee self-evaluations and assessments using a third-party facilitator to conduct the evaluations
•	Directors meet in executive sessions without management present
•	Fully Declassified Board where directors stand for annual election
•	All current Audit Committee members meet the NYSE standard of having accounting or related financial management expertise and each meet the SEC’s criteria of an Audit Committee Financial Expert
•	Directors are elected by majority vote in uncontested elections
•	Board engagement with Chief Executive Officer over Management Succession Planning for CEO and all executives
•	Minimum stock ownership guidelines for all directors

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. In February 2024, as a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Richard Alario, Terry Bonno, Galen Cobb, Paul Coppinger, Karen David-Green, Rodney Eads, and Sonya Reed. In making these independence determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant.

Board Leadership – Independent Chairman of the Board

Currently, the roles of Chairman of the Board and Chief Executive Officer are not combined at the Company. The Company believes the current leadership structure delineates the separate roles of managers and directors. Our Chief Executive Officer sets the strategic direction for the Company, working with the Board, and providing day-to-day leadership. Our independent Chairman of the Board leads the Board in the performance of its duties and serves as the principal liaison between the independent directors and the Chief Executive Officer.

To assist with providing independent oversight of management and the Company’s strategy, the non-employee members of the Board of Directors have appointed Richard Alario as the independent Chairman of the Board (the “Independent Chair”). The Independent Chair is responsible for: (1) chairing all meetings of the Board at which the Chair is present, (2) working with the Chief Executive Officer on the scheduling of Board meetings and the preparation of agendas and materials for Board meetings, (3) defining the quality, quantity, and timeliness of the flow of information between senior management and the Board, (4) approving, in consultation with the other directors, the retention of consultants who report directly to the Board, (5) developing the agenda for and presiding over the executive sessions of the Board’s non-management directors, (6) facilitating communications amongst the Chairman of the Board, the Chief Executive Officer and other members of the Board, (7) coordinating, with the Chief Executive Officer, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (8) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (9) assuming such further tasks as the independent directors may determine.

The Board holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that this structure is in the best interest of the Company’s stockholders because it provides an appropriate balance between our independent Chairman’s ability to lead the Board and to provide independent objective oversight of our management and the Chief Executive Officer’s ability to provide strategic direction for the Company and lead the Company on a day-to-day basis.

Board Role in Risk Oversight

The Board of Directors and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices and other economic conditions. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. Through these various functions, the Board is able to monitor these risks and assist the Company in determining whether certain mitigating actions, if any, need to be taken.

The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential and/or anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, and the internal audit function and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements, as well as the Company’s cybersecurity risks (which the Audit Committee considers at each quarterly meeting and at other times on an as needed basis). The Company considers the Audit Committee an important part of the risk management process and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.

The other committees of the Board also assist in the risk oversight function. The Environmental, Social, Governance and Nominating Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Environmental, Social, Governance and Nominating Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines and overseeing the Company’s ESG efforts. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. The various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, the Company, its Compensation Committee, and the Compensation Committee’s independent compensation consultant assess the Company’s compensation programs on an annual basis and have determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. On an annual basis, Company management, the Compensation Committee and the Compensation Committee’s compensation consultant will assess the Company’s executive compensation programs to determine if the programs’ provisions and operations create undesired or unintentional risks of a material nature.

The Company’s variable forms of compensation, namely the annual cash incentive bonus program and long-term equity incentives, have structural limitations and other mitigating controls which are designed to prevent the Company from being exposed to unexpected or unbudgeted materially adverse events. For example, bonus payments to an executive under the annual cash incentive bonus program are capped at a certain percentage of the executive’s base salary while restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed values resulting in a fixed number of shares (i.e., targeted award value to determine number of shares).

The Company, the Compensation Committee, and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risks to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Cybersecurity

The Company recognizes the increasing significance of cybersecurity threats in today’s business environment and has implemented a cyber risk management program to identify, assess, manage, mitigate and respond to cybersecurity threats. This program is integrated within the Company’s enterprise risk management program and includes a focus on (a) regular assessments of cyber risks, taking into account the evolving threat landscape, technological advancements, and changes in our business operations; (b) proactive identification and mitigation of vulnerabilities in our information systems through regular scanning, testing and patch management; and (c) implementing and continuously monitoring security controls, including firewalls, intrusion detection systems, encryption, and access controls to safeguard against unauthorized access and data breaches. Our governance structure is designed to ensure effective oversight and management of cybersecurity risks at both the board and management level. The Board of

Directors regularly receives briefings to ensure cybersecurity matters are aligned to the Company’s strategic goals related to cyber risk management without compromising the overall business strategy. Our approach is designed to safeguard sensitive information, protect critical assets, and maintain the integrity of our operations. Our governance structure is designed to adapt to evolving regulatory requirements and industry best practices and the Company remains committed to complying with all relevant cybersecurity regulations and standards applicable to our industry.

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. The Board adopted the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any Director or Executive Officer. Copies of the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of ethics applicable to employees of the Company, are available on the Company’s website, under the Investor Relations/Corporate Governance section at https://ir.dnow.com/corporate-governance/documents.

Name Change

The Company officially changed its corporate legal name from “NOW Inc.” to “DNOW Inc.” on January 19, 2024. The corporate legal name change aligns with the Company’s most consistently referred-to name as DNOW is already well-known and well-respected in the marketplace as a leading provider of products and services in the oil and gas industry. The corporate legal name change is part of a strategic initiative to unify the Company’s corporate identity with its brand recognition and market presence. The Company has also taken a prior trade name (DistributionNOW) and transitioned and focused usage on its DNOW trade name. The Company believes that the simplified and refreshed name will help position the Company for greater success in the future.

Environmental, Social and Governance Oversight and Highlights

In 2019, Company management formed an internal employee-based Environmental, Social, and Governance (“ESG”) Committee to oversee the creation, identification, measurement, and disclosure of sustainability performance data most relevant to the Company’s operations. This committee is comprised of representatives from various departments across the Company including members of the executive management team. The Company has published annual reports since 2019 which are available on the Company’s website. These reports build upon our commitment toward increased transparency and a wider focus on sustainability to create a positive impact and reaffirm our focus on sustainable growth.

With the oversight of the Environmental, Social, Governance, and Nominating Committee of the Board of Directors, the ESG Committee ensures that the relevant sustainability metrics and disclosures align with the Company’s strategic plan and that the results are communicated to stakeholders. Intertwined with our strategy are our sustainability objectives for the Company, as we make progress in our data collection methodologies, expand disclosures, and begin looking at setting and achieving viable ESG target goals to further support our evolving ESG initiatives that align with the Sustainability Accounting Standards Board (“SASB”) reporting standards, Task Force on Climate-Related Financial Disclosures (“TCFD”) framework, and United Nations Sustainable Development Goals (“UN SDGs”). The ESG Committee coordinates with Internal Audit through the Audit Committee of the Board of Directors to ensure that the disclosure of matters in financial statements and reports related to ESG are truthful and accurate.

* The diagram above represents the working relationship between the various committees and departments playing a role in corporate governance oversight at the Company.

The Company recognizes that ESG objectives have a significant impact to its core business strategy and drive for innovative ways for the Company to increase engagement while contributing to the environmental and safety objectives of our customers. Further, the Company is focused on proactively exploring alternative and renewable markets in the event that the United States or the other countries where the Company operates impose climate change regulations on the oil and natural gas industry. The Company intends to play an active role in energy evolution with opportunities to collaborate with its customers to help them meet their environmental goals by upgrading aging infrastructure, adopting lower-emissions equipment, improving and increasing materials management, increasing supply chain efficiencies and implementation of its digital offerings.

One of our Board’s primary responsibilities is overseeing and working with Company management on risk assessment and managing and mitigating these risks, including risks related to climate change and other ESG related matters. The Board of Directors meets with Company management at regular Board meetings and, as needed, at other times to discuss the strategy in addressing these key risks along with any other risks we may face. On at least a quarterly basis, the Board of Directors also receives specific environmental data as well as specific human management resources data for review, analysis, and discussion with the Company. The Board of Directors not only provides oversight in these areas, but also provides input to the Company and assists with business strategies to improve the Company’s operations taking into consideration this data as well as factoring in other risk areas.

ESG Focus Areas Advance the Achievement of Our Business Strategy

Environmental	Social	Governance

Emissions Reduction Services & Fuels Management	Workforce Diversity & Inclusion	Business Ethics & Payments Transparency

Energy Management in Retail & Distribution	Workforce Health & Safety	Supply Chain Stewardship
Opportunities for Enabling Customer Sustainability

Delivering Value That Advances Sustainable Growth for Our Customers	Data Security	Management of the Legal & Regulatory Environment

Sustainability

We can assist in reducing emissions of greenhouse gases in our operations by creating a more efficient supply chain. An efficient supply chain can help reduce the carbon footprint of deliveries to our distribution centers and branches and ultimately to our customers. Use of our large-centralized supercenters and regional distribution centers allow us to aggregate product across multiple suppliers and customers, which, in turn, prevents each customer from separately creating duplicative supply chains that require fuel for deliveries and resources to manage.

As a distributor, we perform minimal manufacturing operations. We do not utilize large amounts of water. Our energy inputs are primarily electricity for lighting, heating and office and warehouse equipment, natural gas for heating and gasoline for company sales and delivery vehicles. We strive to make our operations more efficient, and in turn try to work to reduce use of these resources and resulting emissions. We have recycling programs to try and reduce waste from used cardboard, office paper and other recyclables. However, recycling programs are sometimes limited by the unavailability of users, haulers or purchasers for recyclable materials at reasonable costs.

We continue to make additional progress in providing a wide array of products that enable our customers to lower their environmental impact, specifically lowering their scope 1 greenhouse gas (“GHG”) emissions as well as sourcing products manufactured by low emission manufacturing technology. To help support the energy evolution movement, we are supplying products for a number of biofuels projects as our customers move their refining and petroleum distribution businesses forward in meeting the new renewable fuels standards. We are also working with customers to offer products and solutions to support and enable their decarbonization journeys with the development of multiple Carbon Capture, Utilization and Storage (“CCUS”) projects in various points within the front-end engineering and design stages. DNOW is committed to supporting efforts to minimize environmental impact and control the emission of methane and CO2 GHGs in our operations. We utilize our catalog of low-emissions products and custom production equipment packages to help our customers monitor and reduce their carbon footprint and meet their scope 1 GHG emissions targets.

The Company saw the following accomplishments related to energy evolution adoption amongst its product sales in 2023:

•	EcoVapor units were purchased by a landfill gas operator to use to treat landfill gas and market as renewable natural gas;

•

The Company helped customers decarbonize by reducing or eliminating routine flaring as well as eliminating methane used to power gas pneumatic devices by replacing the devices with industrial-grade compressed air systems;

•

The Company provided products for a natural gas gathering project designed to export liquid natural gas in combination with carbon capture storage project with projections to permanently sequester up to 2 million tons of CO2 per year;

•	The Company provided pipes, valves, and fittings to a long-term customer for their carbon capture plant expansion that will capture an additional 1.2 metric tons of CO2 per year upon completion;

•	Customer feedback has been that the Company’s workover rig program not only provides them with efficiencies to get products to market, but it also helps to lower Scope 2 emissions; and

•

The Company provided large bore valves and actuation packages for a natural gas pipeline servicing Gulf Coast LNG markets focusing on a carbon capture and sequestration solution, which will provide producers with a CO2 offset emission solution.

Social

We are committed to advancing an inclusive environment where diversity is appreciated and encouraged and all employees have a sense of belonging throughout our organization. We recognize that the advancement and empowerment of our workforce drives a better quality of work and life for our employees, ultimately resulting in the delivery of exceptional service to our customers. We place a strong emphasis on employee growth and development and provide opportunities for valued contribution and innovation. Our ethos determines how we act and interact, what we value, what we tolerate, the drive to continue to surpass expectations, and how we treat one another, our customers, and the communities we serve. We recognize that having a team with a broad range of experience, cultural characteristics, and varying perspectives fortifies our brand. The acquired skills, knowledge and capabilities of our people are central to our success. To maintain and acquire talented employees in the marketplace, we invest in employee development programs that incorporate training courses and programs which provide our employees an opportunity for professional development. We believe in advocating for diversity within our workforce by employing women and men of varying cultures, nationalities and backgrounds to work together to achieve a common goal.

Additionally, we recognize that we are an integral part of the communities in which we operate. By directly engaging people in the communities we serve, we create a transparent dialogue to listen and learn from alternative views in how we conduct our business. The strengthening of minority- and women-owned businesses contributes to the overall economic growth and the expansion of our markets. Our DNOW Lights program provides a direct opportunity for our employees to service the communities we serve through volunteering and fundraising efforts for various charities.

Shareholder Engagement

In 2023, we reached out to our top institutional investors representing over 60% of total ownership of the Company to discuss our updates on Board composition and ESG related matters and to receive any feedback on those items as well as executive compensation, amongst other items. As a result of this outreach, we had direct discussions with three of our top shareholders representing approximately 24% of our stock ownership and gained positive feedback from those conversations. We also discussed how Board diversity and ESG oversight from the Board would continue to be a focus for our Company moving forward.

Communications with Directors

The Board has provided a process for interested parties to communicate with our non-employee directors. Parties wishing to communicate confidentially with our non-employee directors may do so by calling 1-866-880-2773. This procedure is described on the Company’s website in the Investor Relations/Corporate Governance section. Calls to this number will be answered by an independent, automated system at any time and a transcript of the call will then be delivered to a member of the Audit Committee. Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed to the care of the Secretary of the Company at the address listed herein. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2023, all members of the Board were in attendance at the annual meeting.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On May 30, 2023, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.

On February 15, 2024, the Company filed its 2023 Annual Report on Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS

The following persons are our current executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other.

Name	Age	Position	Biography
David Cherechinsky	60	President and Chief Executive Officer

Mr. Cherechinsky has served as President and Chief Executive Officer and been a director of the Company since June 2020. Prior to serving as President and Chief Executive Officer, Mr. Cherechinsky served as the Company’s Senior Vice President and Chief Financial Officer from February 2018 until June 2020. Mr. Cherechinsky previously served as Vice President, Corporate Controller and Chief Accounting Officer from February 2014 until February 2018. Mr. Cherechinsky served as Vice President—Finance for NOV’s distribution business group from 2003, and as Vice President—Finance for NOV’s Distribution & Transmission business segment from 2011, until the Company’s spin-off in May 2014. He previously served NOV starting in 1989 in various corporate roles, including internal auditor, credit management and business analyst, and is a CPA.

Mark Johnson	42	Senior Vice President and Chief Financial Officer

Mr. Johnson has served as the Company’s Senior Vice President and Chief Financial Officer since June 2020. Mr. Johnson previously served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer from February 2018 until June 2020. Mr. Johnson also served as the Company’s Vice President – Finance and Assistant Corporate Controller from May 2014 until February 2018. Mr. Johnson served as Vice President – Finance for the NOV Distribution business group from 2012 until the Company’s spin-off in May 2014. Before joining NOV in 2008, he worked in public accounting and is a CPA.

Raymond Chang	53	Vice President, General Counsel and Secretary

Mr. Chang has served as the Company’s Vice President and General Counsel since February 2014. Mr. Chang served as NOV’s Vice President, Assistant General Counsel and Assistant Secretary from 2009 until the Company’s spin-off in May 2014. He previously served NOV starting in 2001 in various positions within its legal department. Prior to joining NOV, he was an associate at the law firm of Baker & McKenzie from 1997 until 2001.

Name	Age	Position	Biography
Kelly Munson	39	Chief Administrative and Information Officer

Ms. Munson has served as the Company’s Chief Administrative and Information Officer since March 2020. Prior to this role, she served as the Company’s Director of Organizational Development and Human Resources responsible for global HR and Organization Development, Human Resource Information Systems and Recruiting. Ms. Munson has been with the Company and its predecessor since 2009 and has held progressively increasing roles in employee training and development, organization development, talent management and leadership development. Ms. Munson is a member of the Energy Workforce & Technology Council (formerly the Petroleum Equipment and Services Association) Advisory Board and HR committee and was a past member of its Emerging Leaders and committees.

Rocio Surratt	48	Vice President – Finance and Corporate Controller

Ms. Surratt has served as the Company’s Vice President Finance and Corporate Controller since July 2020. Ms. Surratt also served as the Company’s Vice President of Finance from May 2014 until September 2018. Ms. Surratt served as Director – Finance for the NOV Distribution business group from 2012 until the Company’s spin-off in May 2014, and as International Controller from 2007 to 2012. Before joining NOV in 2007, she worked in public accounting.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the common stock of the Company at December 31, 2023. The number and percentage of shares of common stock beneficially owned is based on 109,929,509 shares outstanding as of December 31, 2023.

5% Owners	No. of Shares	Percent of Class

BlackRock, Inc. (1)	17,515,100	15.9%
55 East 52nd Street
New York, NY 10055

The Vanguard Group (2)	12,356,798	11.2%
100 Vanguard Blvd.
Malvern, PA 19355

Dimensional Fund Advisors LP (3)	6,095,429	5.5%
6300 Bee Cave Road, Building One
Austin, TX 78746

(1)

Shares owned at December 31, 2023, as reflected in Amendment No. 4 to Schedule 13G filed with the SEC on January 22, 2024, by BlackRock, Inc. (“BlackRock”). Within the BlackRock group are the following subsidiaries: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Investment Management (UK) Limited, BlackRock Japan Co., Ltd., BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC.

(2)	Shares owned at December 31, 2023 as reflected in Amendment No. 10 to Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group.
(3)	Shares owned at December 31, 2023 as reflected in Amendment No. 1 to Schedule 13G filed with the SEC on February 9, 2024 by Dimensional Fund Advisors LP.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of March 25, 2024 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 108,894,127 shares outstanding as of March 25, 2024. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of March 25, 2024 through the exercise of any stock option, warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his/her spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares(1)	Outstanding Options Exercisable Within 60 Days	Percent of Class*

Richard Alario	249,111	0	*
Terry Bonno	94,005	0	*
Raymond Chang	283,837	190,300	*
David Cherechinsky	775,559	407,616	*
Galen Cobb	91,605	0	*
Paul Coppinger	74,043	0	*
Karen David-Green	12,967	0	*
Rodney Eads	96,869	0	*
Mark Johnson	180,393	129,653	*
Kelly Munson	115,131	62,549	*
Sonya Reed	39,371	0	*
Rocio Surratt	47,148	12,545	*

All current directors and executive officers as a group (12 persons)	2,060,039	802,663	2.6%

*Less than 1 percent

(1)Includes shares deemed held by executive officers and directors in the Company’s 401(k) plans and deferred compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

DNOW Inc.’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans. The Compensation Committee’s primary objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve both the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities in the median range of the companies in its designated peer group as described below. Data sources reviewed by the Compensation Committee and its independent compensation consultants include industry survey groups, national survey databases, proxy disclosures and general trend data, which are updated annually. The Compensation Committee reviews all elements of executive compensation both separately and in the aggregate.

The major components of the executive compensation program for 2023 were base salary, participation in the Company’s annual cash incentive (bonus) plan, and the grant of restricted stock and performance-based restricted stock awards (long-term incentives).

Participants

The following is a list of our named executive officers by name and position, as of December 31, 2023:

Name	Position
David Cherechinsky	President and Chief Executive Officer
Mark Johnson	Senior Vice President and Chief Financial Officer
Raymond Chang	Vice President, General Counsel and Secretary
Kelly Munson	Chief Administrative and Information Officer
Rocio Surratt	Vice President – Finance and Corporate Controller

DNOW Strategy to Unlock Value

1) Deliver Margin Discipline

•  Using pricing discipline and leveraging technology in e-commerce efforts

•  Optimizing distribution network and product mix

•  Growing with strategic suppliers by signing MRO agreements and focus on negotiating and reworking commercial contracts which are mutually beneficially both for the Company and its customers

•  Continuing to tightly manage expenses

2) Optimize Operations

•  Scale size and number of locations to match market opportunity including expanding upon our supercenter model to new locations

•  Maximize regional stock fulfillment strategy

•  Invest in, train, and develop our human capital, devoting internal resources to promoting a strategic internal succession planning model through talent management

•  Cost transformation to align to market demand and preserve our balance sheet

•  Add leverage to our core business for growth

3) Maximize Working Capital Velocity

•  Invest in organic and inorganic growth

•  Focus capital on high value-add solutions

•  Leverage inventory investment by optimizing DOI

•  Allocate capital to high value-add product lines

•  Continue to conservatively manage debt and increase cash position

•  Take advantage of share repurchases at cost average positive positions

4) Drive Growth Through Acquisitions

•  Highly selective in evaluating targets in the current environment

•  Leverage acquired product lines to gain organic share

•  Promote cross-selling into Energy operations at higher margins and leverage our strengths in our business units to enhance relationships

•  Seek high value-add products and solutions

•  Increase barriers to entry

•  Divestment of non-core and unprofitable businesses

DNOW Business Strategy

Distribute products to both the full energy value chain and industrial sectors

Become a preferred supplier to customers through increased efficiency of supply chain and materials management solutions

Diversify customer base through more balanced energy end - markets, including renewable energy, carbon management and decarbonization

Expand DigitalNOW® digitalization initiatives, yielding increased productivity and providing effective customer solutions

Increase efficiency and productivity through structural transformation

Continue to drive growth through acquisitions

2023 Performance Overview

In 2023, the Company had the following highlights:

	Fiscal Year Business Performance Increases/decreases are year-over-year

Free Cash Flow (h$180 million from -$9M)	Diluted Earnings per Share (h$1.11 from $1.13)	EBITDA (h$9M to all-time best)	Operating Profit (h$9M from $131 million)

$171 million	$2.24	$184 million	$140 million

Other highlights include:

•   Total liquidity at the end of the year equaled $626M, including $299M in cash and zero debt;

•   Revenue grew $185M to $2.321 billion total;

•   Gross margins averaged 23.1% for the year;

•   The U.S. Process Solutions business grew 46% year over year adding $150M in revenue; and

•   Cumulative repurchases of $57 million under the $80 million board approved stock buyback program as of the end of 2023.

Key performance metrics are defined in our Form 10-K for the fiscal year ended February 15, 2024.

Despite a softer market with less momentum than originally expected in 2023, the Company had a very strong year. The Company continues to be debt-free and produced results that fuel an accumulation growth strategy by driving significant free cash flow while producing solid revenue growth. The Company’s commitment to growing through accretive organic growth and acquisitions remains a key priority, while also having the ability to repurchase shares opportunistically and a broadened capital allocation framework to generate attractive shareholder returns without deviating from a disciplined approach to balance sheet management. In the energy evolution landscape, the Company is helping its customers decarbonize by reducing or eliminating routine flaring as well as assisting in providing products geared towards the elimination of methane used. The Company’s focus is about finding where the solutions and the strengths it cultivates intersect with where its customers find value.

Share Repurchase Initiative

On August 3, 2022, the Board of Directors of the Company authorized and approved a share repurchase program for up to $80 million of the currently outstanding shares of the Company’s common stock over a period expiring on December 31, 2024. Under the stock repurchase program, the Company can repurchase shares through open market purchases, privately-negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934. The authorization of a share repurchase program complements the Company’s acquisition strategy and illustrates an expanded commitment to generating attractive full-cycle shareholder returns without deviating from a disciplined approach to balance sheet management. The Company’s substantial liquidity position and newly transformed earnings profile positioned the Company to establish its inaugural share repurchase program and expands its options for capital deployment, without impacting its continued priority for acquisitions and organic growth opportunities.

As of the date of this publication, the Company has repurchased more than $57 million (or over two-thirds) of the $80 million allowance under the share repurchase program. All shares repurchased are retired pursuant to the terms of the share repurchase program. However, the Company cannot predict when or if it will repurchase any shares of common stock as such stock repurchase program will depend on several factors, including share price, general business and market conditions, blackout trading periods which hinder the ability to purchase shares, and alternative investment opportunities.

Compensation Program Features

Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks. The table below highlights our practices:

What DNOW Does ✔	What DNOW Does NOT Do Î
✔ Pay for Performance	× No gross-up payments to cover excise taxes or perquisites
✔ Long-term incentives linked to stock price appreciation and company financial performance	× No Guaranteed Annual or Multi-Year Bonuses
× No Repricing of Underwater Stock Options

✔ Annual Cash Incentive and Long-Term Incentives are subject to the Company’s clawback policy	× No significant compensation in the form of perquisites for executives
✔ Bonus payments to executives under the annual cash incentive program are capped at a certain percentage of the executive’s base salary	× No pledging of our shares by executive officers or directors

✔ Long-term incentive awards do not fully vest until a minimum of three years after the grant
✔ Varied performance metrics under short-term and long- term incentive plans
✔ Double Trigger Provisions for Change in Control
✔ Independent Compensation Consultant Reports Directly to the Compensation Committee
✔ Fully independent Compensation Committee
✔ Benchmark pay relative to the market and review the designated peer group used for market benchmarking on an annual basis
✔ Robust Stock Ownership Guidelines for Executives and Directors including minimum holding requirements for board members and executive officers
✔ Mitigate Undue Risk in Compensation Programs

The Company’s 2023 Say on Pay vote at the May 2023 annual meeting received approximately 95% support from our shareholders.

The Compensation Committee believes that it has built a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. The Compensation Committee continues its efforts to annually get shareholder feedback to ensure that the executive compensation program is optimally designed to reflect shareholder values, enhances the link between executive pay and company performance, responds to changing market practices and retains effective leaders who have a significant understanding of our business.

Following our 2023 annual meeting, we reached out to our top institutional investors representing over 60% of total ownership of the Company to receive any feedback they may have on any topics, including executive compensation. As a result of this outreach, we had direct discussions with three of our top shareholders representing approximately 24% of our stock ownership and gained positive feedback from those conversations. These shareholders did not convey any issues or concerns over the Company’s executive compensation program.

Key Compensation Actions and Decisions

The key features of our long-term incentive compensation program for 2023 awards and continued enhanced disclosure of our short-term incentive compensation program are set forth below. They are described in further detail in the “Components of Compensation” and the “Recent Developments” sections.

What We Have Heard From Investors	Changes We Have Made
Disclose performance metric targets for the annual short-term incentive plan

We have provided the specific performance metric targets for our annual short-term incentive plan, along with detail as to how these metrics were determined and set, thereby providing enhanced disclosure on our annual short-term incentive plan. For more information, see our discussion under “Components of Compensation—Annual Incentive Award”.

Long-term incentive award program needs to have more weighting on performance-based vehicles and metrics

The performance-based share awards comprise 50% of the long-term incentive award program for the Company’s executives. For more information, see our discussion under “Components of Compensation—Long-Term Incentive Compensation”.

Greater reliance on performance-based measures relative to a peer group, such as total shareholder return

In the performance-based share awards, total shareholder return relative to the peer group is 50% of the performance-based share awards. For more information, see our discussion under “Components of Compensation—Long-Term Incentive Compensation”.

Avoid duplication between metrics used for the short-term incentive program and the long-term incentive program

EBITDA and working capital were previously the two measures used in both the short-term incentive program and the long-term incentive program. Beginning in 2019, in the long-term incentive program, we have removed working capital as a measure and replaced it with return on capital employed (ROCE). The EBITDA metric is generally considered by our shareholders to be the most important financial metric for the Company’s performance to be measured by, which is why it remained as a performance measure in both the short-term incentive program and the long-term incentive program (though the weighting of the EBITDA metric was reduced in the long-term incentive program). For more information, see our discussion under “Components of Compensation—Long-Term Incentive Compensation”.

Review the compensation peer group to confirm operational alignment and appropriate size

Annual evaluation which this year led to the addition of one company to our peer group and elimination of one company based on qualitative and quantitative similarity. The TSR peer group was modified in the same manner as well. For more information, see our discussion under “Competitive Positioning”.

Ensure directors and named executive officers have a meaningful consistent amount of Company stock

Instituted ownership requirements where officers must have a minimum of three times their annual base salary and directors have five times their annual retainer. For more information, see our discussion under “Stock Ownership Guidelines for Executives.”

Following our 2018 Say on Pay proposal, we have received more explicit feedback on investor preferences regarding our executive compensation program. As part of our shareholder engagement program since 2018, we continued to ask for and receive feedback on our executive compensation program. As previously noted, our shareholders did not convey any issues or concerns over the Company’s executive compensation program as part of our engagement following the 2023 annual meeting. However, the items listed above represent some key feedback we have received in the past and how we have responded to that feedback over time.

In addition to engaging with our shareholders, we continually engage with members from ISS and Glass Lewis to gain clarity on matters they highlighted in their reports to investors. Since 2018, we have received clarification on how they have evaluated our past proxy disclosures and how they intend to evaluate our future proxy disclosures.

We believe that our continued outreach with shareholders and annual review on market standards show compensation practices which are appropriate and in line for a company of our size and stage of growth. We intend to continue engaging with our shareholders and reviewing our compensation and governance practices in the future.

Compensation Philosophy

The Company believes that compensation should be directly linked to performance and the creation of long-term value for our stockholders. The Company achieves this by providing a mix of base salary with short-term and long-term incentives ensuring that compensation opportunities are measured by a variety of time-based targets to balance both our near-term and long-term strategic goals.

The Company’s compensation program places a strong emphasis on performance driven annual and long-term incentives to align the executive’s interests with stockholder value. The annual and long-term incentives are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Executives of the Company are incentivized to increase the Company’s profitability and stockholder return and to optimize the Company’s financial performance in order to earn a major portion of their compensation package.

The Company seeks to structure a balance between achieving strong short-term annual results and ensuring the Company’s long-term success and viability. The Company wants each of its executives to balance their focus between the Company’s day-to-day operational performance and the Company’s long-term goals and strategies. To reinforce the importance of balancing these perspectives, the Company’s executives are provided both short and long-term incentives.

Components of DNOW’s Compensation Program

Fixed Pay
Base Salary
• Fixed level of compensation to attract and retain executive talent
• Salary level based on tenure, expertise, scope of responsibility and individual performance
Performance Pay
Annual Incentives (Cash)
• Incentivize and reward executives for achieving the Company's profitability goals
• Encourage prudent deployment of capital
• Attract, motivate, and retain high quality management talent
Performance Pay
Performance Shares
• Recognizes the Company's total shareholder performance relative to industry peers
• Encourages positive financial results on the income statement and balance sheet
• Links the Company's performance to long-term stockholder value creation
• Provides a long-term incentive vehicle tied to a three-year performance goal
"At Risk" Pay
Restricted Stock
• Aligns interest of executives with shareholders by providing long-term stock ownership
• Requires three-year cliff vesting, thus serves as a retention tool

There are no compensation policy differences among the individual executives in 2023. While more senior officers, such as the Chief Executive Officer, receive higher compensation consistent with their increased responsibilities, changes to executive compensation were made in alignment with market movements and to maintain the principal approach of positioning executives within the market median. These changes and differences are reviewed and considered annually by the Compensation Committee in connection with the compensation analysis performed by its independent consultant.

Compensation of the Chief Executive Officer

The Compensation Committee determines the compensation of the Chief Executive Officer based on competitive peer group data, leadership, meeting operational goals, executing the Company’s business plan, tenure and years of experience, and achieving certain financial results. Components of the Chief Executive Officer’s compensation for 2023 were consistent with those for executive officers as described above and included base salary, participation in the annual incentive plan, as well as the grant of restricted stock and performance share awards.

Through its annual evaluation of the Chief Executive Officer’s base salary level, the Compensation Committee reviews the compensation level of Chief Executive Officers of each of the companies in the designated peer group and considers the Chief Executive Officer’s individual performance and success in achieving the Company’s strategic objectives.

The Compensation Committee establishes goals and objectives for the Chief Executive Officer for each fiscal year. For 2024, Mr. Cherechinsky’s performance as Chief Executive Officer will be measured in three key areas of the Company that align with DNOW’s strategic goals: (1) Fueling the Future by winning the market and pursuing sustainable growth, (2) Delighting the Customer by being our customers’ most trusted partner, and (3) Inspiring One Another by fostering an inclusive, people-first culture.

The specific goals within these three areas were set based on a determination of prioritizing the Chief Executive Officer’s efforts on those specific areas and responsibilities that would have the greatest impact on the Company and included the following:

●	championing DNOW’s long-term strategy to focus on increasing shareholder value and make DNOW synonymous with leading Energy Evolution solutions for our customers;

●	manage the M&A process to yield acquisitions to deliver additional accretive targets;

●	continue to evaluate and execute on DNOW’s capital allocation strategy including the current share repurchase program;

●	focus on initiatives to expand the reach of DNOW during customer consolidations;

●	invest in digital transformation to further develop unique value for our customers and simplify the employee experience;

●	refresh and elevate the DNOW brand and messaging;

●	emphasize a focus on employee engagement and development efforts on developing a diverse pipeline of successors for key roles within the organization; and

●	enrich diversity, equity, and inclusion integral to the culture of the Company and embed it in the recruiting, talent development, and succession planning processes.

Competitive Positioning

Because of the goals and objectives for executive compensation, the Company believes each element of compensation should be properly designed, as well as be competitive with the marketplace, to incentivize its executives and attract and retain talented executives.

As part of its process to establish compensation levels for the Company’s named executive officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus, and long-term incentives) for each of its named executive officers against the median compensation provided to comparable executive officers at companies in a designated peer group. When analyzing peer group data, the Compensation Committee does not establish a specific numeric range around the median data points which it considers reasonable or acceptable. Rather, in setting compensation for any particular named executive officer, the Compensation Committee considers any variance from the median, taking into account other factors as discussed below, and determines whether such variance is appropriate. If the Compensation Committee determines that any variance is unwarranted, the Compensation Committee will make appropriate adjustments to the compensation levels.

In September 2023, the Compensation Committee requested that its independent compensation consultant NFP Compensation Consulting (“NFPCC”), formerly known as Longnecker & Associates, review its designated peer group against which the Company’s named executive officers’ compensation is compared and provide recommendations on the ongoing peer group framework. The designated peer group is comprised of companies of similar size, companies in the equipment and services industry with an emphasis on serving the energy industry, and companies in the peer group of its closest competitors, as well as companies for which the Company competes for management talent.

After reviewing the peer group and NFPCC’s analysis and recommendations, the Compensation Committee approved the following peer group of 16 companies to form the Company’s current designated peer group. One previous peer company (NexTier Oilfield Solutions) was removed due to that peer company being involved in an anticipated merger, while one new peer company (ProPetro Holding Corp.) was added to the peer group (as it met the reasonable size parameters as discussed above and had some general similarity in business industry and/or operations to the Company). The Compensation Committee recognized that the designated members of the peer group were within reasonable size parameters (generally 0.5 times to 3 times the Company’s revenues, assets, EBITDA and/or market capitalization) and were generally similar to the Company in terms of industry and/or operations.

Applied Industrial Technologies, Inc.	Kaman Corp.	Oceaneering International, Inc.
DXP Enterprises, Inc.	Kennametal, Inc.	ProPetro Holding Corp
Flowserve Corp.	Kirby Corporation	RPC, Inc.
Global Industrial Company	Liberty Oilfield Services	Select Energy Services, Inc.
GMS Inc.	MRC Global Inc.
H&E Equipment Services	MSC Industrial Direct Co. Inc.

Separately, the Compensation Committee engaged NFPCC in September 2023 to conduct its annual competitive review of executive compensation for the Company’s named executive officers relative to its peer companies, as well as to analyze internal pay equity based on the peer group approved by the Compensation Committee. NFPCC analyzed and compared each position’s responsibilities and job title to develop competitive market data. Its executive compensation review covered the following elements of compensation: base salaries, annual bonuses (realizable), and equity compensation (realizable). NFPCC generated data on the components of the Company’s compensation program compared to the market 25th percentile, market 50th percentile, and market 75th percentile of the designated peer group.

Based on the compiled data and the comparisons prepared by NFPCC, the Compensation Committee, in consultation with the Company and NFPCC, determined that the total direct compensation for the Company’s named executive officers relative to the designated peer group was generally positioned around the 50th percentile range of the peer group.

Components of Compensation

The following describes the elements of the Company’s compensation program for the Company’s named executive officers for 2023, why they were selected, and how the amounts of each element were determined.

Base Salary

Base salaries provide executives with a fixed level of monthly cash income. While the Compensation Committee is aware of competitive levels, actual salary levels are based on factors including tenure, individual performance, level, and scope of responsibility. The Company does not give specific weight to these factors. The Compensation Committee determines median base salary levels by having NFPCC conduct a comprehensive review of information provided in proxy statements filed by the Company’s peer companies. Each executive is reviewed by the Compensation Committee individually on an annual basis. Salary adjustments are based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, the Company’s financial position and the recommendations of our Chief Executive Officer (other than for himself). The Compensation Committee only establishes specific individual goals for the Company’s Chief Executive Officer (see “Compensation of the Chief Executive Officer” above). The Compensation Committee’s analysis of the individual performance of any particular named executive officer is subjective in nature and takes into account the recommendations of the Chief Executive Officer. As a result of these factors, an executive’s base salary may be above or below the targeted median at any point in time.

Median Base Salary Target

After NFPCC conducted its annual review and analysis of executive compensation in November 2021, the Compensation Committee agreed to staged increases in base salary pay over a two-year period for its then named executive officers to align with market median levels (“Two Year Base Pay Plan”). These base salary adjustments were the result of the Compensation Committee approving the Two Year Base Pay Plan, as a result of their following findings:

(1) the Company’s executives were generally aligned between the market 25th percentile and the market 50th percentile,

(2) market conditions had improved and the Company’s performance had improved as well, and

(3) the Company’s previous plans of meeting this objective over a three-year period had previously stalled due to market conditions and COVID.

The Two Year Base Pay Plan was designed to address the above concerns, taking into further consideration that the executives’ base salary levels had remained below median levels since the Company was spun-off in 2014.

The Compensation Committee’s annual review of the compensation with NFPCC for the named executive officers took place in November 2022. Given the prior year’s focus of being more proactive to align base salaries to the market 50th percentile range coupled with the Company’s strong positive financial performance in 2022, the Compensation Committee was supportive of increased salary adjustments effective January 1, 2023 which brought the Company’s named executive officers’ in line with the market 50th percentile range.

In November 2023, the Compensation Committee conducted its annual review with NFPCC who noted that base salary pay in the aggregate for the named executive officers was aligned around the 50th percentile meeting expectations set in the November 2021 meeting. NFPCC stated that base salaries for executives in the market were expected to increase approximately 3.5-4.5% in 2024. As a result, NFPCC recommended a 3% increase in base salaries. NFPCC also recommended the participation level for Mr. Cherechinsky’s annual incentive plan starting in 2024 be raised from 100% to 110% to better align amongst the Company’s peers at the CEO position. Further, the Compensation Committee approved a special bonus be paid to Mr. Chang as a result of his successful management of two litigation matters in 2023 that were not ordinary or routine to the operations of the business where the Company was seeking damages, to be paid in four separate $50,000 payments, including one tranche of stock valued at $50,000, to be granted in February 2024, vesting in February 2027, one tranche of $50,000 which was paid in 2023, and two separate tranches of $50,000 cash payments to be made in February 2025 and February 2026, respectively. All such payments are contingent upon Mr. Chang’s continued employment with the Company.

Accordingly, the Company’s named executive officers had the following base salaries at the end of 2023 with the following base salary adjustments beginning in January 1, 2024:

Name	2023 Base Salary	2024 Base Salary
David Cherechinsky	$950,000	$978,500
Mark Johnson	$500,000	$515,000
Raymond Chang	$457,600	$471,328
Kelly Munson	$380,000	$391,400
Rocio Surratt	$275,000	$283,250

Annual Incentive Award

The objectives of the Company’s annual cash incentive plan are to incentivize performance to achieve the Company’s corporate growth and profitability goals, encourage smart investments and prudent employment of capital, encourage efficient and optimal cash flow management, and provide competitive compensation packages to attract and retain management talent.

The Company’s annual incentive plan is designed to reward its employees in line with the financial achievements of the Company on an annual basis. Most corporate exempt employees of the Company, including the named executive officers, were eligible to participate in the Company’s annual incentive plan in 2023, aligning a portion of each employee’s cash compensation with the Company’s performance. When the Company achieves strong financial results, its executives are rewarded well through its annual incentive plan. The Company believes this structure helps keep the executives properly motivated to continue helping the Company achieve strong results year over year.

The Company’s annual incentive plan has two independent pre-determined metrics to measure the Company’s success and payouts under such plan: (1) working capital as a percentage of revenue (“Working Capital”) and (2) EBITDA excluding other costs percentage (“EBITDA”). These metrics were chosen to align management’s incentives with DNOW’s strategic goals, which have been extensively communicated to DNOW’s shareholders. Working capital is defined as current assets (excluding cash) less current liabilities (excluding short-term borrowings) and is directly aligned with DNOW’s strategic approach to capital allocation. This metric incentivizes executive officers to focus on DNOW’s liquidity, operational efficiency and short-term financial health. EBITDA means earnings before interest, taxes, depreciation, and amortization. EBITDA excluding other costs (referred to as “EBITDA” within this document) is reconciled in the Company’s 2023 Form 10-K to the most comparable GAAP financial measure and excludes the impact of certain other amounts and is not calculated in accordance with GAAP. EBITDA is directly aligned with DNOW’s strategic goal to optimize operations. This metric incentivizes executive officers to focus on DNOW’s core operations and the overall health of its business. Our shareholders consider both of these metrics to be very important to them in judging the Company’s overall performance.

Metric	Alignment with strategy
Working capital

Working capital is directly aligned with DNOW’s strategic approach to capital allocation. This metric incentivizes executive officers to focus on DNOW’s liquidity, operational efficiency and short-term financial health.

EBITDA	EBITDA is directly aligned with DNOW’s strategic goal to optimize operations. This metric incentivizes executive officers to focus on DNOW’s core operations and overall health of our business.

Each participant is assigned a target level percentage bonus (target incentive opportunity) which ranges from 5% to 100% of salary, depending on the level of the participant. There are three performance result levels of the percentage bonuses set under the incentive plan for each of the two performance level metrics – entry (50%), target (100%), and maximum (200%) (the “performance metric result”). Entry level is the “minimum” level of EBITDA and Working Capital for which the Company provides an annual incentive payout.

Performance Levels	Payout Level
Below Entry	No Payout
Entry	50% of Target Payout
Target	100% of Target Payout
Maximum	200% of Target Payout

If the Company’s EBITDA or Working Capital is less than the entry level threshold, then there is no payout in that fiscal year for that performance metric portion of the annual incentive. Results falling between the stated thresholds of entry, target, and maximum will result in an interpolated, or sliding scale payout. Effective February 2020, the Company added a threshold condition that the Company needed to achieve at least the Company’s entry level EBITDA before any bonus payout would be payable under either performance metric.

For 2023, the chief executive officer’s participation level was 100% and the other executive officers’ participation levels were between 65-80%. These participation level percentages are based on each executive’s level of responsibility for the Company’s financial performance.

Name	Participation Level (% of Base Salary)
David Cherechinsky	100%
Mark Johnson	80%
Raymond Chang	80%
Kelly Munson	80%
Rocio Surratt	65%

The Compensation Committee believes the use of two separate metrics, EBITDA and Working Capital, as the designated performance objectives under the annual incentive plan best align with the interests of the Company’s stockholders and the Company’s executive officers. The “target” objective is set based on the Company’s operating and financial plan for that given year, which is thoroughly prepared and reviewed by the Company each year based on projected industry market conditions for that year and the operating budgets announced by companies in the industry. This plan and the “target” objective are fully reviewed and vetted by the Compensation Committee as well as the Company’s full Board of Directors. The “target” objective is thus set at a level that the Company believes is challenging to meet but achievable if the Company properly and efficiently executes on its operational plan and market conditions are positive and favorable during the year.

The “minimum” and “maximum” level of EBITDA and Working Capital under the incentive plan are set based off of the “target” objective. The Compensation Committee believes this objective, formulaic measure allows the “minimum” objective to be set at a level that the Company can achieve even if market conditions are not as favorable. The “minimum” objective serves to motivate the Company’s executives to continue to work towards executing the Company’s operational plan if market conditions, which are generally outside the control of the Company, are not as favorable as originally projected. The Compensation Committee believes this objective, formulaic measure allows the “maximum” objective to be set at a level that would be extremely challenging for the Company to achieve. The Compensation Committee believes that, for the “maximum” objective to be achieved, a combination of market conditions being much more favorable than initially forecasted and the Company executing its operational plan in a highly efficient manner would need to occur.

Depending on prevailing and forecasted market conditions from year to year, the EBITDA and Working Capital metric levels (entry, target, and maximum) may be reduced or increased from one year to the next.

However, metric levels are not subject to change or adjustment during an active performance year. Any such reduction in metric levels from year to year does not mean the rigor of the annual cash incentive program has been reduced or lessened. Given that market conditions may be projected to be stronger in certain years (and performance is greater in those years) and weaker in other years (and performance is less in those years), as supported by the cyclical nature of certain of the industries the Company serves, the Compensation Committee and the Company take those factors into consideration when setting these metric levels on an annual basis to ensure, irrespective of the actual metric levels for a given year, that the Company’s annual cash incentive program maintains the same level of rigor each year in order to achieve an incentive payout.

As a result of our shareholders conveying to the Company the importance of the EBITDA metric as the most important key metric in which they measure the Company’s financial performance, it is also used as a portion of the Company’s performance-based share awards (it comprises 25% of such performance-based share awards, where such awards comprise 50% of the overall equity value provided to executives). The EBITDA metric in the annual incentive plan is measured over a one-year performance period, while the EBITDA metric in the long-term incentive plan is measured over a three-year performance period, providing some differentiation between the usage of such metric across both plans as market conditions, competition, and other factors may substantially vary over time.

2023 DNOW Inc. Annual Incentive Plan

In February 2023, the Compensation Committee approved the structure of the 2023 DNOW Inc. Annual Incentive Plan with a 70% weighted to the EBITDA metric and the remaining 30% weighted to the Working Capital metric. The Compensation Committee approved the greater weighting to the EBITDA metric because the EBITDA metric is generally considered by the Company’s shareholders to be the most important financial metric for which the Company is measured. Also, as the Company has achieved greater historical success with the Working Capital metric, the Compensation Committee chose to incentivize better Company performance by having an increased weighting to the EBITDA metric.

With respect to the EBITDA performance metric, the Compensation Committee approved the EBITDA performance metrics at 4.75%, 7% and 9% for the entry, target, and maximum levels for 2023, an increase year over year. The Compensation Committee believed that these EBIDTA metrics were consistent with prevailing market conditions and reasonable projections for 2023 as the Target EBITDA level was higher than the maximum threshold level set for the Company in 2022, which the Company exceeded. The Compensation Committee also kept the threshold condition that the Entry EBITDA level be achieved by the Company in 2023 before any bonus payout would be payable under either performance metric. With respect to the working capital metric, the Compensation Committee approved the working capital metrics at 20%, 17% and 14% for the entry, target and maximum levels, respectively which were in line with market conditions and expectations as the costs of inventory and warehouse, selling, and administrative charges were expected to increase to align with the overall aim of growing the business and EBITDA in 2023.

	Metric	Weighting	Entry	Target	Maximum	Actual Achievement
2022	EBITDA	70%	2.75%	4.75%	6.75%	8.193%
	WC/R	30%	20%	16%	12%	14.969%
2023	EBITDA	70%	4.75%	7%	9%	7.9%
	WC/R	30%	20%	17%	14%	16.7%

NOTE: To increase the difficulty level of achieving the working capital metric, percentages are reduced (i.e., lower working capital percentages indicate higher achievement by the Company).

Payouts are determined by metric under the Company’s annual incentive plan using the following formula:

The following examples calculate an annual incentive award payment for Mr. Cherechinsky showing entry level achievement, target level achievement, and maximum level achievement under the Company’s 2023 annual incentive plan under the EBITDA and Working Capital performance metrics..

EBITDA Metric	Base Salary	Target Incentive Opportunity	Performance Metric Weight	Performance Metric Result	Award Amount
Entry	$950,000	100%	70%	50%	$332,500
Target	$950,000	100%	70%	100%	$665,000
Maximum	$950,000	100%	70%	200%	$1,330,000

WC/R Metric	Base Salary	Target Incentive Opportunity	Performance Metric Weight	Performance Metric Result	Award Amount
Entry	$950,000	100%	30%	50%	$142,500
Target	$950,000	100%	30%	100%	$285,000
Maximum	$950,000	100%	30%	200%	$570,000

2023 Financial Results

The Company was able to achieve above target earnouts of the EBITDA metric and the Working Capital metric for 2023.

Metric	Achievement	Achievement as a % of Target	Weighted Payout (%)
EBITDA (70%)	7.9%	146%	102%
Working Capital (30%)	16.7%	111%	33%

Thus, based on the Company’s financial results in 2023, bonus payments were made to the Company’s named executive officers, as follows: David Cherechinsky - $1,289,099, Mark Johnson - $542,779, Raymond Chang - $496,751, Kelly Munson - $412,512, and Rocio Surratt - $242,554.

Long-Term Incentive Compensation

The primary purpose of the Company’s long-term incentive compensation is to focus its executive officers on a longer-term perspective on the Company’s financial successes and their contributions in their managerial responsibilities. This component of an executive officer’s compensation directly links the officers’ interests with those of the Company’s stockholders. In addition, long-term incentives encourage management to focus on the Company’s long-term development and prosperity in addition to profitability and optimal cash flow. This program helps balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other. The Company’s long-term incentive compensation program also serves to help the Company attract and retain management talent.

The Company grants time-based restricted stock and performance-based share awards to the Company’s key executives based on competitive grants within the industry and based on the level of long-term incentives appropriate for the competitive long-term compensation component of total compensation. Such executives are eligible to receive restricted stock and performance share awards annually with other key employees of the management team who were eligible to receive equity grants on a discretionary basis. Eligibility for an award does not ensure receipt of an award.

Starting with the 2022 long-term equity incentive grants to its executives, the long-term equity incentive program has been comprised of the following:

•	50% time-based restricted stock
•	50% performance-based share awards

This change was to ensure that 50% of the Company’s long-term incentive awards to its executives were purely performance based from the previous allocation which was equal in stock options, time-based restricted stock, and performance-based share awards. As explained in more detail below, the Company decided to eliminate stock option grants from its 2022 long-term incentive compensation.

Elimination of Stock Options in 2022

Since the Company’s inception in 2014, the Company granted stock options to its key employees in the first quarter of the year. The Compensation Committee bore the responsibility of approving any Company stock option grants with the exercise price for the option grant being based on the Company’s closing stock price on the date of grant.

The goal of the stock option component was to provide a compensation program that was competitive within the industry while directly linking a significant portion of the executive’s compensation to the enhancement of stockholder value. The ultimate value of any stock option was based solely on the increase in value of the shares of the Company’s common stock over the grant price. Accordingly, stock options would have value only if the Company’s stock price appreciated from the date of grant. Additionally, the option holder must remain employed during the period required for the option to “vest”, thus providing an incentive for an option holder to remain employed by the Company.

However, in many cases, stock options can be seen as an inefficient means of attracting, retaining, and motivating a company’s executives and employees based on the variations and instability of a Company’s stock price due to reasons outside of a Company’s control and which are not truly indicative of a Company’s financial stability and performance. Stock options also have been discontinued by a number of the Company’s peer group members. As a result, the Compensation Committee, based on a recommendation from NFPCC, decided to eliminate stock option grants from the 2022 DNOW Inc. Long-Term Incentive Plan moving forward, resulting in a split of 50% restricted stock and 50% performance share awards. The elimination of stock options does not decrease the projected compensation of the executives of the Company, but only modifies the components of the long-term equity incentive program to more directly link to the financial performance of the Company even if the Company’s stock price falls below the price on the date of grant.

Performance-Based Share Awards vs. Time Based Restricted Stock

The goal of the performance-based share award program is to provide a compensation program that is also competitive within the industry while directly linking a significant portion of the executive’s compensation to the financial performance of the Company for a three-year period. The performance-based share awards received by the executives have value only if the Company’s designated financial performance objectives are met and exceeded. Additionally, the holder must also remain employed during the three-year period required for the award to “vest”, thus providing an additional incentive for the executive to remain employed by the Company. This at-risk component of compensation focuses executives on achieving strong financial performance for the Company over the long-term.

The goal of time-based restricted stock award grants is to serve as a key retention tool for the Company to retain its executives and key employees. The restricted stock awards will have value to the executive even if the Company’s stock price falls below the price on the date of grant, provided that the executive remains employed during the full three-year period required for the award to “vest”.

The Company believes that its equity incentive grants must be sufficient in size and duration to provide a long-term performance and retention incentive for executives and to increase their interest in the appreciation of the Company’s stock and achievement of positive financial results, both in absolute terms and relative to its peers. The Company believes that restricted stock and performance award grants at a competitive level, with certain vesting requirements, are an effective way of promoting the long-term nature of its business while also being used as a retention tool for its executives.

The Company’s long-term incentive compensation program is focused on employees who will have a greater impact on the direction and long-term results of the Company by virtue of their roles and responsibilities. Restricted stock award grants and performance award grants must be reviewed and approved by the Compensation Committee.

The Compensation Committee, Company management, and NFPCC each believe it is important that a portion of the equity grants include a grant based on the satisfaction of specified performance conditions to determine vesting of that particular grant. After consultation with Company management and NFPCC, the Compensation Committee established three separate performance metrics to be used for vesting of the performance share awards for executives. The Compensation Committee believed that the performance measures they established would serve to motivate the Company’s executives to deliver results aligned with the interests of Company stockholders. The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date.

Starting with the 2019 long-term equity incentive grants to its executives, the performance share awards have been divided into three separate performance metrics:

•	50% with a total shareholder return goal (“TSR”),
•	25% with an EBITDA goal, and
•	25% with a return on capital employed goal, using EBITDA (excluding other costs) as the numerator (“ROCE”).

Performance against the TSR goal is determined by comparing the Company’s TSR with the TSR of members of the Company’s designated peer group for the three-year performance period. The Compensation Committee believes that the members of the Company’s designated peer group are an appropriate benchmark against which to compare the Company’s TSR performance. Performance against the EBITDA percentage goal is determined by comparing the performance of the Company’s actual EBITDA percentage performance average for each of the three years of the performance period against the EBITDA goal set by the Compensation Committee. EBITDA excluding other costs (referred to as “EBITDA” within this document) excludes the impact of certain other amounts and is not calculated in accordance with GAAP. Performance against the return on capital employed goal is determined by comparing the performance of the Company’s actual return on capital employed as a percent of return of capital employed average for each of the three years of the performance period against the return on capital employed goal set by the Compensation Committee where the ROCE numerator is EBITDA excluding other costs.

As our shareholders view the EBITDA metric as a key metric to measure the Company’s financial performance, it is also used as a performance metric in the Company’s annual incentive plan. The EBITDA metric in the annual incentive plan is measured over a one-year performance period, while the EBITDA metric in the long-term incentive plan is measured over a three-year performance period, providing some differentiation between the usage of such metric across both plans. EBITDA excluding other costs (referred to as “EBITDA” within this document) is reconciled in the Company’s 2023 Form 10-K to the most comparable GAAP financial measure. This financial measure excludes the impact of certain other amounts and is not calculated in accordance with GAAP.

Depending on prevailing and forecasted market conditions from year to year, the EBITDA and ROCE metric levels (entry, target and maximum) may be increased or reduced from one year to the next. Any such reduction in metric levels from year to year does not mean the rigor of these performance measures in the performance-based share awards has been reduced or lessened. Given that market conditions may be projected to be stronger in certain years (and performance is greater in those years) and weaker in other years (and performance is less in those years), as supported by the cyclical nature of certain of the industries the Company serves, the Compensation Committee and the Company take those factors into consideration when setting these metric levels on an annual basis to ensure, irrespective of the actual metric levels for a given year, that the Company’s performance-based share award metrics maintain the same level of rigor each year in order to achieve an incentive payout.

The Compensation Committee implemented this performance award structure to provide for long-term incentives comparable to those awards used by the Company’s peers, such as:

•	Making award payouts based on multiple measures/metrics;
•	Encouraging long-term oversight of growth and goal accomplishments; and
•	Providing an earn-out structure with a threshold and maximum payout with varying levels of performance to incentivize performance.

For the 2023 performance shares awards, with respect to the EBITDA performance metric, the Compensation Committee approved the EBITDA performance metrics at 4.75%, 7% and 9% for the entry, target and maximum levels, respectively. With respect to the return on capital employed metric, the Compensation Committee approved the metrics of 6%, 10% and 20% for the entry, target, and maximum levels, respectively. These metric targets were updated to better reflect prevailing and future expected market and business conditions during the performance period, as well as factoring in past Company results and future budgeted Company results. The setting of the “entry”, “target” and “maximum” levels follow the same philosophy the Company uses in setting these levels under its annual cash incentive plan. For more information, see “Components of Compensation – Annual Incentive Award.”

2023- 2025 Levels	Payout %	Percentile Rank vs. Designated Peer Group (TSR)	Actual EBITDA Performance	Actual Return on Capital Employed (ROCE) Performance
Maximum	200%	75th percentile or greater	9% or higher	20% or higher
Target	100%	50th percentile	7%	10%
Entry	50%	25th percentile	4.75%	6%
No Payout	0%	Less than 25th percentile	Less than 4.75%	Less than 6%

The above table summarizes the payout levels on the TSR, EBITDA, and ROCE portions of the award based on the associated payout levels for the performance achieved. Results falling between the stated thresholds of entry, target, and maximum result in interpolated or sliding scale payouts.

2021-2023 Performance Period

The performance share awards granted in 2021, vesting in 2024, were eligible to be earned based on the Company’s performance against the three separate performance metrics with 50% based off of a TSR goal, 25% off of an EBITDA goal, and 25% off of a return on capital employed goal (ROCE) goal during the three-year period from January 1, 2021 to December 31, 2023. The performance metrics set at the time of grant in 2021 and the results for each metric and the payout levels for these performance share awards, which were certified by the Compensation Committee in February 2024, are as follows:

2021-2023 Levels	Payout %	Percentile Rank vs. Designated Peer Group (TSR) (50%)	Actual EBITDA Performance (25%)	Actual Return on Capital Employed (ROCE) Performance (25%)
Maximum	200%	75th percentile or greater	5% or higher	5% or higher
Target	100%	50th percentile	2.5%	3%
Entry	50%	25th percentile	0%	1.5%
No Payout	0%	Less than 25th percentile	Less than 0%	Less than 1.5%

Metric	Performance Result 2021-2023	Payout %
TSR	33.3% percentile	66%
EBITDA	5.7421%	200%
ROCE	14.2147%	200%

Among the three independent metrics for the performance awards, the TSR metric achieved above entry target resulting in a 66% payout with the EBITDA and ROCE metrics achieving the maximum targets resulting in 200% payouts.

Name	Performance Awards Granted in 2021 (Target # of Shares)	Performance Awards Paid Out in 2024 (# of Shares) (1)
David Cherechinsky	192,495	256,596
Mark Johnson	48,733	64,963
Raymond Chang	31,676	42,224
Kelly Munson	26,803	35,729
Rocio Surratt	12,183	16,240
(1)	Represents the gross number of shares that were paid out, before deduction of shares to cover tax withholding obligations.

2023-2025 Annual and Long-Term Incentive Programs

On February 20, 2023, the Compensation Committee approved the grant of restricted stock awards, and performance share awards to its executive officers pursuant to the NOW Inc. Long-Term Incentive Plan for the 2023-2025 performance period, as follows:

Name	Shares of Restricted Stock (3 Years) (#)	Performance Awards (Target # of Shares)
David Cherechinsky	115,385	115,385
Mark Johnson	26,923	26,923
Raymond Chang	26,923	26,923
Kelly Munson	19,231	19,231
Rocio Surratt	9,615	9,615

The value of such awards made to the Company’s executive officers above were at or near the 50th percentile median levels relative to their peers in the designated Company peer group.

The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant. The performance share awards can be earned by the executives only by performance against established goals set forth above and vest three years from the grant date.

2024 Annual and Long-Term Incentive Programs

On February 21, 2024, the Compensation Committee approved the terms and structure of the 2024 DNOW Inc. Annual Incentive Plan, based on two component metrics consistent with the weighting of the 2023 annual incentive plan with the EBITDA metric at 70% with the remaining 30% weighting to the Working Capital metric. On February 21, 2024, the Compensation Committee also approved the terms and structure of the 2024 Long-Term Incentive grants to the Company’s executives. The terms of such grants are generally consistent with those described under “Long-Term Incentive Compensation” above.

The specific terms of the 2024 Annual and Long-Term Incentive Programs, including specific performance metrics and grant amounts, will be disclosed in next year’s proxy along with other 2024 executive compensation details.

Retirement, Health and Welfare Benefits

The Company offers retirement, health, and welfare programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, HSA and FSA, life, accident, accidental death and dismemberment and disability insurance.

The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the DNOW Inc. 401(k) and Retirement Savings Plan (“401(k) Plan”) and DNOW Inc. Supplemental Savings Plan (“Supplemental Plan”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401(k) Plan. Employees of the Company who are eligible based on guidelines established by the Company’s benefits plan administrative committee may participate in the Supplemental Plan. Participation in the 401(k) Plan and Supplemental Plan are voluntary.

The Company established the 401(k) Plan to allow employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute a portion of their eligible compensation into the 401(k) Plan. Wages and salaries from the Company are generally considered eligible compensation. After one year of service, employee contributions are matched in cash by the Company at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary. Such contributions vest immediately. The 401(k) Plan offers 29 different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The Plan provides well-diversified investment options across both asset class, active versus passive options, as well as the DNOW company stock fund, which is closed to new investment (but allowed for pending holdings). There are not multiple or repetitive options within a given asset class. The 401(k) Plan offers in-service withdrawals, loans, and hardship distributions.

In addition, the Company established the Supplemental Plan, a non-qualified plan, to:

•

allow Supplemental Plan participants to continue saving towards retirement when employees, due to compensation and contribution ceilings established under the Internal Revenue Code, can no longer contribute to the 401(k) Plan; and

•	provide Company contributions that cannot be contributed to the 401(k) Plan due to compensation and contribution ceilings established under the Internal Revenue Code.

Compensation which may be deferred into the Supplemental Plan includes wages and salaries from the Company and bonus payments made under a Company incentive plan. Supplemental Plan participants may elect to defer a percentage of their base pay and bonus payments received under a Company incentive plan into the Supplemental Plan. Contributions in the Supplemental Plan vest immediately. The investment options offered in the Supplemental Plan are similar to the investment options offered in the 401(k) Plan.

U.S. Income Tax Limits on Deductibility

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deductibility of certain compensation paid to our Chief Executive Officer and the next three highest paid executives excluding the chief financial officer (“covered employees”). Pursuant to the 2017 Tax Cuts and Jobs Act, signed into law on December 22, 2017 (the “Tax Act”), for fiscal years beginning after December 31, 2017, the compensation of the chief financial officer is also subject to the deduction limitation. For fiscal years beginning on or before December 31, 2017, Section 162(m) excluded compensation from this limitation that qualified as “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. Our stock option and performance-based share award grants have been designed to be “performance-based compensation” and, for periods prior to January 1, 2018, bonus payments to our executives under the Company’s Annual Incentive Plan should also qualify as performance based and therefore be excluded from this limitation. Pursuant to the Tax Act, subject to certain transition rules, for fiscal years beginning after December 31, 2017, the performance-based compensation exception to the deduction limitations under Section 162(m) will no longer be available. As a result, for fiscal years beginning after December 31, 2017, any compensation in excess of $1,000,000 million paid to our executive officers may not be deductible. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, the Compensation Committee believes that the potential deductibility of the compensation payable under our executive compensation plans and arrangements should be only one of a number of relevant factors taken into consideration in establishing those compensation plans and arrangements for our executive officers and not the sole governing factor. For that reason, the Compensation Committee intends to structure our compensation plans and arrangements in a manner similar to the plans and arrangements in prior fiscal years, acknowledging that a portion of those compensation payments may not be deductible under Section 162(m), in order to assure appropriate levels of total compensation for our executive officers based on the Company’s performance.

Recoupment Policy and Other Considerations

“Clawback” Policy Regarding the Adjustment or Recovery of Compensation

The Company’s current plan, the NOW Long-Term Incentive Plan, allows the Compensation Committee, at its sole discretion, to terminate any award if it determines that the recipient of such award has engaged in material misconduct. For purposes of this provision, material misconduct includes conduct adversely affecting the Company’s financial condition or results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any award and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation.

Additionally, the Company’s proposed 2024 LTIP (described further above in Proposal No. 2) provides more robust clawback language in line with the Company’s Rule 10D-1 Clawback Policy as well as whistleblower protection language. In addition to the material misconduct trigger listed above, the 2024 LTIP elaborates and expands on clawback rights triggering upon breach of certain conflicts of interest or violation of a non-competition, non-solicitation, non-disparagement or non-disclosure covenant owed to the Company. The Plan allows for an employee or director to make a report of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation.

In November 2023, the Company adopted the DNOW Inc. Incentive Based Compensation Recoupment Policy, in accordance with Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and applicable listing standards adopted by the New York Stock Exchange pursuant to Rule 10D-1, which provide for the recoupment of certain compensation to the Company’s executive officers when certain specified events may occur.

Prohibition on Hedging and Pledging and Blackout Periods

The Company has a policy in place prohibiting the Company’s employees (including its executives) and directors from engaging in hedging and pledging activities with respect to the Company’s shares. The Company prohibits its employees from making any short sales of any of the Company’s shares. The Company also restricts its employees from engaging in any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the Company’s stock value. The policy also has prohibitions against the Company’s employees buying or selling puts, calls or options in respect of the Company’s shares. The Company also restricts employees from holding any shares of the Company in a margin account or pledging any Company stock as collateral.

Finally, the Company also restricts certain key employees from making any transactions during quarterly blackout periods. These periods begin the day after a fiscal quarter ends until one full day after the Company’s earnings are released or occur when an employee has material or proprietary information which could affect the Company’s stock price which has not been publicly released.

Stock Ownership Guidelines for Executives and Directors

The Company adopted stock ownership guidelines for its executive officers and directors in February 2020. The Company’s stock ownership guidelines for its executive officers and directors are intended to align the interests of the Company’s executive officers and directors and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock.

Under the Company’s guidelines, the executive officers must comply with the following ownership requirements:

Title	Multiple
CEO	6X of Base Salary
Directors	5X of Annual Retainer
Other executive officers	3X of Base Salary

After becoming first subject to the guidelines above, the Company’s executive officers must attain the applicable stock ownership level within five years. The following shares of Company stock count towards compliance with the guidelines: shares owned directly or indirectly by the executive or director; shares equal to the in-the-money portion of any vested, unexercised options; unvested shares of time-based restricted stock or restricted stock units; and shares credited to the executive or director’s 401(k) plan account. Unvested and unearned performance shares or units and unvested stock options do not count towards compliance guidelines.

Compensation Consultant Independence

In connection with its engagement of NFPCC, the Compensation Committee considered various factors bearing upon NFPCC’s independence including, but not limited to, the amount of fees received by NFPCC from the Company as a percentage of NFPCC’s total revenue, NFPCC’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact NFPCC’s independence. After reviewing these and other factors, the Compensation Committee determined that NFPCC was independent and that its engagement did not present any conflicts of interest. NFPCC also determined that it was independent from management and confirmed this to the Compensation Committee.

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate NFPCC.

Compensation Committee Report

The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies, and programs of the Company. A copy of the Compensation Committee Charter is available on the Company’s website under the Investor Relations/Corporate Governance section.

We, as the Members of the Compensation Committee, have reviewed and discussed with senior management the Compensation Discussion and Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2024 Proxy Statement.

Members of the Compensation Committee

Richard Alario, Committee Chairman

Paul Coppinger

Sonya Reed

Employment Contracts, Termination of Employment, and Change-in-Control Arrangements

Cherechinsky, Johnson, Chang, Munson, and Surratt

The Company entered into employment agreements on May 30, 2014 with Messrs. Cherechinsky and Chang, on February 16, 2018 with Mr. Johnson, on March 6, 2020 with Ms. Munson, and on November 12, 2021 with Ms. Surratt. The Company entered into new employment agreements on June 1, 2020 with Messrs. Cherechinsky and Johnson as a result of their new positions as President and Chief Executive Officer and Senior Vice President and Chief Financial Officer, respectively. Under the employment agreements, the named executive officers are provided a base salary, have a one-year term, and are automatically extended on an annual basis. The agreements also provide for participation in employee incentive plans and employee benefits as generally provided to all employees. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination;
•	termination for cause (as defined in the agreements);
•	death;
•	long-term disability;

or if the employment relationship is terminated by the employee for Good Reason, the employee is entitled to receive a multiplier of their then current base salary (for Mr. Cherechinsky 3 times his current base salary, for Messrs. Johnson and Chang 2.5 times, and for Ms. Munson and Ms. Surratt 1.5 times). The executives are also entitled to an amount equal to the total of the employer matching contributions under the Company’s 401(k) Plan and Supplemental Plan as well as continued participation in the Company’s welfare and medical benefit plans. Further, any restricted stock held by the executive, not already vested, will be 100% vested.

Under the agreements, termination for “Good Reason” means:

●	a material diminution of any duties inconsistent with their current position or any action by the Company that results in a diminution in his position, authority, duties or responsibilities; or
●	a failure by the Company to comply with the terms of the agreement.

The agreements also contain restrictions on competitive activities and solicitation of our employees (two years for Mr. Cherechinsky and one year for Messrs. Johnson and Chang and Ms. Munson and Ms. Surratt following the date of termination). After any such termination of employment, the executive will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates for a period of time and will be entitled to receive outplacement services valued at not more than 15% of the executive’s annual base salary.

Additionally, the Company’s agreements provide for full vesting of any unvested outstanding options, restricted stock, and performance awards, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change in control of the Company (a “double trigger”).

The Company’s employment agreements with its executives do not contain any “gross up” provisions for excise tax that could be imposed under Section 4999 of the Internal Revenue Code as a result of any payment or benefits provided to an executive under their employment agreement.

Potential Payments Upon Termination or Change in Control

The employment agreements detailed above require the Company to provide compensation to the named executive officers in the event of a termination of employment or change in control of the Company.

The Company’s Compensation Committee believes the payment and benefit levels provided upon termination or change of control should correspond to the level of responsibility and risk assumed by the named executive officer. The Compensation Committee recognizes that it is not likely that the Company’s named executive officers would be retained by an acquirer in the event of a change of control. As a result, the Compensation Committee believes that a certain amount of cash compensation, along with immediate vesting of all unvested equity compensation, is an appropriate and sufficient incentive for the named executive officers to remain employed with the Company, even if a change of control were imminent. It is believed that these benefit levels should provide the Company’s named executive officers with reasonable financial security so that they could continue to make strategic decisions that benefit the future of the Company.

The amount of compensation payable to each named executive officer as of December 31, 2023 in each situation is listed in the tables below.

Executive Benefits and Payments Upon Termination (1)

Name and Principal Position	Base Salary	Continuing medical benefits	Retirement Contribution and Matching	Value of Unvested Stock Options	Value of Unvested Restricted Stock	Value of Unvested Performance Awards	Outplacement Services	Total ($)
(a)	(b) (2)	(c)	(d)	(e)(3)	(f)(3)	(g) (4)	(h) (5)	(j) (6)
David Cherechinsky President & Chief Executive Officer	$2,850,000	$41,400	$134,001	$77,035	$4,160,757	$5,250,273	$142,500	$12,655,966
Mark Johnson Senior Vice President & Chief Financial Officer	$1,250,000	$0	$59,391	$17,731	$992,447	$1,268,281	$75,000	$3,662,850
Raymond Chang VP, General Counsel, & Secretary	$1,144,000	$324,549	$57,752	$11,525	$895,921	$1,075,196	$68,640	$3,577,583
Kelly Munson Chief Administrative and Information Officer	$570,000	$41,400	$42,316	$9,752	$663,590	$815,289	$57,000	$2,199,347
Rocio Surratt VP– Finance and Corporate Controller	$412,500	$0	$26,540	$4,433	$324,895	$393,845	$41,250	$1,203,463

(1)

The following table describes the potential payments upon an involuntary not for cause termination or change in control of the Company as of December 31, 2023. This assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31,

2023. Termination by the executive for “Good Reason” means a material diminution of any duties inconsistent with his or her current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate from where he or she was employed as of the date of the employment agreement.

(2)

The named executive officers have the following base salary multipliers of their then current base salaries: Cherechinsky – 3 times, Johnson – 2.5 times, Chang – 2.5 times, Munson – 1.5 times, Surratt – 1.5 times. For purposes of this analysis, the named executive officers had the following base salaries as of December 31, 2023: Cherechinsky- $950,000; Johnson - $500,000; Chang - $457,600; Munson - $380,000; Surratt - $275,000.

(3)

The value of unvested stock options, restricted stock, and performance share awards is based on the share price of $11.32, the Company’s closing stock price on December 31, 2023. Unvested restricted stock, performance share awards, and unvested stock options for each named executive officer are listed below.

a.

Cherechinsky: Unvested stock options include 66,071 from 2021 grant at $10.26/share. Unvested restricted stock includes 96,248 shares from 2021 grant, 155,925 shares from 2022 grant, and 115,385 shares from 2023 grant. Unvested performance share awards include 192,495 shares from 2021 grant, 155,925 shares from 2022 grant, and 115,385 from 2023 grant.

b.

Johnson: Unvested stock options include 16,727 options from 2021 grant at $10.26/share. Unvested restricted stock includes 24,366 shares from 2021 grant, 36,383 shares from 2022 grant, and 26,923 shares from 2023 grant. Unvested performance share awards include 48,733 shares from 2021 grant, 36,383 shares from 2022 grant, and 26,923 shares from 2023 grant.

c.

Chang: Unvested stock options include 10,873 options from 2021 grant at $10.26/share. Unvested restricted stock includes 15,839 shares from 2021 grant, 36,383 shares from 2022 grant, and 26,923 shares from 2023 grant. Unvested performance share awards include 31,676 shares from 2021 grant, 36,383 shares from 2022 grant, and 26,923 shares from 2023 grant.

d.

Munson: Unvested stock options include 9,200 options from 2021 grant at $10.26/share. Unvested restricted stock includes 13,402 shares from 2021 grant, 25,988 shares from 2022 grant, and 19,231 shares from 2023 grant. Unvested performance share awards are 26,803 shares from 2021 grant, 25,988 shares from 2022 grant, and 19,231 shares from 2023 grant.

e.

Surratt: Unvested stock options include 4,182 options from 2021 grant at $10.26/share. Unvested restricted stock includes 6,092 shares from 2021 grant, 12,994 shares from 2022 grant, and 9,615 shares from 2023 grant. Unvested performance share awards are 12,183 shares from 2021 grant, 12,994 shares from 2022 grant, and 9,615 shares from 2023 grant.

(4)	For purposes of this analysis, we have assumed that the performance share awards vest at target (100%).
(5)	Executives are also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.
(6)	In the event of:
•	a Company termination of the executive’s employment for cause;
•	the executive’s voluntary termination of his employment with the Company (not for “Good Reason”); or
•	the executive’s employment with the Company is terminated due to his death or disability;

no extra benefits are payable by the Company to the executive as a result of any such events, other than accrued obligations and benefits owed by the Company to the executive (such as base salary through the date of termination and their outstanding balance in the Company’s 401(k) Plan and Supplemental Plan). In the event termination is not for cause, the executive would also be entitled to receive an amount equal to 50% of their base salary.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company to its named executive officers (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compens- ation ($)(4)	Change in Pension Value and Nonqual- ified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David Cherechinsky President & Chief Executive Officer	2023 2022 2021	$947,116 $797,116 $650,000	- - -	$3,331,165 $3,232,886 $3,309,101	- - $996,734	$1,289,099 $1,421,822 $1,032,646	- - -	$13,038 $11,077 -	$5,580,418 $5,462,901 $5,988,481
Mark Johnson Senior Vice President & Chief Financial Officer	2023 2022 2021	$499,038 $448,750 $385,000	- - -	$777,267 $754,352 $837,732	- - $252,340	$542,779 $639,820 $489,316	- - -	$13,200 $12,200 -	$1,832,284 $1,855,122 $1,964,388
Raymond Chang VP, General Counsel, & Secretary	2023 2022 2021	$457,262 $439,462 $412,000	$50,000 - -	$777,267 $754,352 $544,539	- - $164,018	$496,751 $625,602 $523,631	- - -	$13,200 $12,200 -	$1,794,480 $1,831,616 $1,644,188

Kelly Munson Chief Administrative and Information Officer	2023 2022 2021	$378,750 $313,269 $225,000	- - -	$555,199 $538,827 $460,760	- - $138,784	$412,512 $447,874 $285,964	- - -	$15,150 $10,904 -	$1,361,611 $1,310,874 $1,110,508
Rocio Surratt VP – Finance and Corporate Controller	2023 2022 2021	$274,038 $223,750 $160,000	- - -	$277,585 $269,423 $209,434	- - $63,084	$242,554 $259,927 $165,223	- - -	$10,962 $8,654 -	$805,139 $761,754 $597,741

(1)

The Compensation Committee approved a bonus be paid to Mr. Chang as a result of his successful management of two litigation matters in 2023 that were not ordinary or routine to the operations of the business where the Company was seeking damages.

(2)

The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2023 Annual Report on Form 10-K, for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column. On February 19, 2023, the Named Executive Officers were granted shares of performance-based share awards, which are included in this column in the table above. The grants vest on the third anniversary of the date of grant, contingent on performance against three separate, independently established goals. For a more detailed discussion, see the section titled “Long-Term Incentive Compensation”. For the performance-based share awards, the value as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, based upon the probable outcome of such conditions were as follows: Mr. Cherechinsky - $1,831,160; Mr. Chang - $427,268; Mr. Johnson - $427,268; Ms. Munson - $305,196; and Ms. Surratt - $152,590. For the performance-based share awards, the value as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, assuming that the highest level of performance conditions will be achieved were as follows: Mr. Cherechinsky - $3,000,010; Mr. Chang - $699,998; Mr. Johnson - $699,998; Ms. Munson - $500,006; and Ms. Surratt - $249,990. The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB ASC Topic 718, excluding forfeiture estimates. Refer to the Company’s 2023 Annual Report on Form 10-K, for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.

(3)	Beginning in 2022, the Company eliminated stock options from its DNOW Inc. Annual Incentive Plan.
(4)	Starting in 2015, the Named Executive Officers have participated in the DNOW Inc. Annual Incentive Plan. For further information, see the section titled “Annual Incentive Award”.
(5)

The amounts include cash contributions under the Company’s 401(k) Plan and under the Supplemental Plan, both defined contribution plans. On April 1, 2020, the Company announced that it would suspend all Company contributions to the 401(k) and Supplemental Plans effective May 1, 2020. The Company reinstated company contributions at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary effective the first pay cycle of 2022.

Grants of Plan Based Awards

The following table provides information concerning stock options, restricted stock, and performance share awards granted to Named Executive Officers during the fiscal year ended December 31, 2023.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards (3) (l)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
David Cherechinsky	2/20/ 2023	$475,000	$950,000	$1,900,000	57,692	115,385	230,770	115,385	$3,331,165
Mark Johnson	2/20/ 2023	$200,000	$400,000	$800,000	13,461	26,923	53,846	26,923	$777,267
Raymond Chang	2/20/ 2023	$183,040	$366,080	$732,160	13,461	26,923	53,846	26,923	$777,267
Kelly Munson	2/20/ 2023	$152,000	$304,000	$608,000	9,615	19,231	38,462	19,231	$555,199
Rocio Surratt	2/20/ 2023	$89,375	$178,750	$357,500	4,807	9,615	19,230	9,615	$277,585

(1)	Represents the range of possible payouts under our 2023 annual incentive compensation plan.
(2)

On February 20, 2023, each of the Named Executive Officers was granted performance-based share awards, which are reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the table above. The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three independent parts that are subject to these three separate performance metrics: 50% with a TSR goal, 25% with an EBITDA goal and 25% with a return on capital employed goal (ROCE). For a more detailed discussion, see the section titled “Long Term Incentive Compensation.”

(3)

Assumptions made in calculating the value of option and restricted stock awards are further discussed in Item 15. Exhibits and Financial Statement Schedules – Notes to Consolidated Financial Statements, Note 19, of the Company’s Form 10-K for the fiscal year ended December 31, 2023.

Exercises and Holdings of Previously-Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2023. The table includes awards received by the Named Executive Officers while employed under NOV (NOV awards granted prior to the spin-off) which were converted into Company awards as a result of the spin-off from NOV.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David Cherechinsky	10,565			$31.433	2/26/24
	29,470			$20.64	2/21/24
	123,881			$9.90	2/20/25
	27,593			$15.30	2/19/26
	57,929			$9.53	2/21/27
	132,142	66,071 (2)		$10.26	2/23/28
								96,248 (3)	$1,089,527
								192,495 (4)	$2,179,043
								155,925 (5)	$1,765,071
								155,925 (6)	$1,765,071
								115,385 (7)	$1,306,158
								115,385 (8)	$1,306,158

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Raymond Chang	15,093			$31.433	2/26/24
	51,572			$20.64	2/21/24
	93,284			$9.90	2/20/25
	20,778			$15.30	2/19/26
	43,621			$9.53	2/21/27
	21,745	10,873 (2)		$10.26	2/23/28
								15,839 (3)	$179,297
								31,676 (4)	$358,572
								36,383 (5)	$411,856
								36,383 (6)	$411,856
								26,923 (7)	$304,768
								26,923 (8)	$304,768
Mark Johnson	3,018			$31.433	2/26/24
	13,000			$20.64	2/21/24
	47,015			$9.90	2/20/25
	10,472			$15.30	2/19/26
	21,985			$9.53	2/21/27
	33,454	16,727 (2)		$10.26	2/23/28
								24,366 (3)	$275,823
								48,733 (4)	$551,658
								36,383 (5)	$411,856
								36,383 (6)	$411,856
								26,923 (7)	$304,768
								26,923 (8)	$304,768

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	3,018			$31.433	2/26/24
	5,250			$20.64	2/21/24
	6,666			$9.90	2/20/25
Kelly Munson	3,965			$15.30	2/19/26
	20,985			$9.53	2/21/27
	18,400	9,200 (2)		$10.26	2/23/28
								13,402 (3)	$151,711
								26,803 (4)	$303,410
								25,988 (5)	$294,184
								25,988 (6)	$294,184
								19,231 (7)	$217,695
								19,231 (8)	$217,695
Rocio Surratt	8,364	4,182 (2)		$10.26	2/23/28
								6,092 (3)	$68,961
								12,183 (4)	$137,912
								12,994 (5)	$147,092
								12,994 (6)	$147,092
								9,615 (7)	$108,842
								9,615 (8)	$108,842

(1)	Calculations based upon the closing price ($11.32) of the Company’s common stock on December 31, 2023.
(2)	2021 Stock Option Grant – Stock options vest in thirds with vesting dates of 2/23/2022, 2/23/2023, 2/23/2024.
(3)	2021 Restricted Stock Award – The Grant vests 100% on the third anniversary of the date of grant.
(4)

2021 Performance Share Award Grant – The performance shares awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three, independent parts that are subject to these three separate performance metrics: 50% with a TSR goal, 25% with an EBITDA goal and 25% with a ROCE (return on capital employed) goal.

(5)	2022 Restricted Stock Award – The Grant vests 100% on the third anniversary of the date of grant.
(6)

2022 Performance Share Award Grant – The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three independent parts that are subject to these three separate performance metrics: 50% with a TSR goal, 25% with an EBITDA goal, and 25% with a ROCE (return on capital employed) goal.

(7)	2023 Restricted Stock Award – The Grant vests 100% on the third anniversary of the date of grant.
(8)

2023 Performance Share Award Grant – The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three independent parts that are subject to these three separate performance metrics: 50% with a TSR goal, 25% with an EBITDA goal, and 25% with a ROCE (return on capital employed) goal.

The following table provides information on the amounts received by the Named Executive Officers during 2023 upon exercise of stock options or vesting of stock awards.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
David Cherechinsky	0	$0	59,633	$740,642
Raymond Chang	0	$0	44,904	$557,708
Mark Johnson	0	$0	22,631	$281,077
Kelly Munson	0	$0	21,253	$263,962
Rocio Surratt	0	$0	0	$0

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the Supplemental Plan to the Named Executive Officers during the fiscal year ended December 31, 2023. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits.”

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
David Cherechinsky	$0	$0	$800	-	$17,020
Raymond Chang	$0	$0	($7,663)	-	$38,463
Mark Johnson	$0	$0	($9,979)	-	$61,628
Kelly Munson	$37,875	$2,041	$4,906	-	$44,822
Rocio Surratt	$0	$0	$0	-	$0

(1)	Executive contributions were from the executive’s salary and are included in the Summary Compensation Table under the “Salary” column.
(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.

Certain Relationships and Related Transactions

We transact business with companies which certain of our Directors are affiliated with. All transactions with these companies are on terms which are market competitive with other third-party vendors and none of these is material either to us or any of these companies.

A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for their review and approval or ratification. This Code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our worldwide employee population and the annual total compensation of Mr. Cherechinsky, our President and Chief Executive Officer (our “CEO”).

For 2023, our last completed fiscal year:

•	the median of the estimated annual total compensation of all employees of our company (other than our CEO), was $70,035; and

•	the annual total compensation of our CEO was $5,580,418.

Based on this information, for 2023, our Chief Executive Officer’s annualized total compensation was approximately 79.6 times that of the median of the annual total compensation of all employees.

To identify the median of the estimated annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

1. As permitted under the SEC rules, in order to identify our median employee, we used a consistently applied compensation measure of estimated ‘total cash compensation’ earned from January 1, 2023 to December 31, 2023. We used December 31, 2023 for our employee listing and annualized total cash compensation for those permanent employees who commenced work during 2023. We did not adjust the size of our employee population or make any cost-of-living adjustments when identifying our median employee.

2. In calculating the estimated annual total compensation of the median employee and CEO, we identified and included the elements of such compensation in accordance with the requirement of Item 402(c)(2)(x) of Regulation S-K.

3. We believe the pay ratio disclosed above is a reasonable estimate calculated in accordance with SEC rules, based on our records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to use a variety of methodologies and apply various assumptions. The application of various methodologies can result in significant differences in the results reported by SEC reporting companies. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we report above.

2023 Pay vs Performance Disclosure
Tabular Pay vs. Performance Disclosures
(1)

Year	Summary Compensation Table Total for PEO 1	Compensation Actually Paid to PEO 1 (2)	Summary Compensation Table Total for PEO 2	Compensation Actually Paid to PEO 2 (2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid for Non-PEO NEOs (2)	Value of Fixed $100 Investment Based On:		Net Income (Loss)	EBITDA Excluding Other Costs (4)
							DNOW Total Shareholder Return (3)	PHLX Oil Service Sector Index Total Shareholder Return (3)
2023	$5,580,418	$3,130,263	—	—	$1,448,379	$1,035,809	$101	$115	$135,000,000	$184,000,000
2022	$5,462,901	$10,850,759	—	—	$1,439,842	$2,421,547	$113	$113	$128,000,000	$175,000,000
2021	$5,988,481	$5,474,012	—	—	$1,329,206	$1,291,068	$76	$70	$5,000,000	$45,000,000
2020	$1,274,988	$90,220	$675,231	($537,929)	$519,014	$133,931	$64	$58	($427,000,000)	($47,000,000)

(1)
Mr. Cherechinsky served as our principal executive officer for the full year for each of 2023, 2022, and 2021 and for a portion of 2020 (“PEO 1”). Mr. Alario served as our principal executive officer for a portion of 2020 (“PEO 2”). For each of 2023, 2022, 2021, and 2020, our non-PEO
named executive officers included Mr. Johnson, Mr. Chang, Ms. Munson, and Ms. Surratt.

PEOs Compensation Actually Paid Calculation Detail

	Year
Compensation Element	2020 (PEO 1)	2021 (PEO 1)	2022 (PEO 1)	2023 (PEO 1)	2020 (PEO 2)
SCT Reported Total Compensation	$1,274,988	$5,988,481	$5,462,901	$5,580,418	$675,231
Aggregate SCT Reported Equity Compensation (-)	$706,204	$4,305,835	$3,232,886	$3,331,165	$0
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	$509,175	$3,548,758	$5,111,796	$2,543,085	$0
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding (+)	($647,694)	$53,500	$3,436,810	($1,654,346)	$0
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	$0	$0	$0	$0	$0
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY (+)	($340,044)	$189,108	$72,138	($7,729)	($1,213,160)

Compensation Actually Paid Determination	$90,220	$5,474,012	$10,850,759	$3,130,263	($537,929)

Non-PEO NEOs Average Compensation Actually Paid Calculation Detail

	Year
Compensation Element	2020	2021	2022	2023
SCT Reported Total Compensation	$519,014	$1,329,206	$1,439,842	$1,448,379
Aggregate SCT Reported Equity Compensation (-)	$263,181	$667,673	$579,239	$596,830
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	$189,733	$550,281	$915,878	$455,634
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding (+)	($189,765)	$20,191	$626,032	($267,774)
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	$0	$0	$0	$0
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY (+)	($121,870)	$59,063	$19,034	($3,600)

Compensation Actually Paid Determination	$133,931	$1,291,068	$2,421,547	$1,035,809

(2)	Equity compensation fair value calculated based on assumptions determined in accordance with FASB ASC Topic 718.
(3)
For each of 2023, 2022, 2021 and 2020, total shareholder return for the Company and the peer group was calculated as the yearly percentage change in cumulative total shareholder return based on a deemed fixed investment of $100 at market close on December 31, 2019. The yearly percentage change in cumulative total shareholder return was measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for the period from December 31, 2019 through and including the last day of the covered fiscal year (the “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between stock price per share at the end and the beginning of the Measurement Period, divided by (b) stock price per share at the beginning of the Measurement Period. For purposes of this pay versus performance disclosure, our peer group consists of the PHLX Oil Service Sector Index. For purposes of calculating the Peer Group total shareholder return, the returns of each component issuer of the group were weighted according to the respective issuers’ stock market capitalization at the beginning of the Measurement Period. Because fiscal years are presented in the table in reverse chronical order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

(4)
EBITDA excluding other costs (referred to as “EBITDA” within this document) is reconciled in the Company’s 2023 Form
10-K
to the most comparable GAAP financial measure. This financial measure excludes the impact of certain other amounts and is not calculated in accordance with GAAP.

The following graphical comparisons provide descriptions of the relationships between certain figures included in the Pay Versus Performance table for each of 2023, 2022, 2021, and 2020, including: comparisons between (i) the compensation actually paid to the PEOs and the average compensation actually paid to our non-PEO
NEOs,(ii) each of Total Shareholder Return, Net Income and EBITDA Excluding Other Costs; and (iii) a comparison between our cumulative total shareholder return and the total shareholder return of the PHLX Oil Service Sector Index.

*
In all three charts above, 2020 includes the aggregate compensation actually paid for Mr. Cherechinsky (PEO 1) and Mr. Alario (PEO 2). Since Mr. Cherechinsky was the only PEO in Fiscal Years 2021, 2022, and 2023, those years reflect only his compensation actually paid.

The following table lists the most important performance measures that we believe represent the most important performance measures used to link compensation actually paid to our PEO and non-PEO
NEOs for 2023 to our performance:
EBITDA Excluding Other Costs
Net Working Capital (NWC)
Return on Capital Employed (ROCE)
Relative TSR (rTSR)
See the “Compensation Discussion & Analysis” above and published in our prior proxy statements for additional detail on executive compensation actions.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2023.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(d)	(e)
Richard Alario	$160,625	$191,007	-	$351,632
Terry Bonno	$114,875	$125,002	-	$239,877
Galen Cobb	$106,000	$125,002	-	$231,002
Paul Coppinger	$136,625	$125,002	-	$261,627
James Crandell (2)	$52,250	-	-	$52,250
Karen David- Green (3)	$45,000	$125,002		$170,002
Rodney Eads	$118,500	$125,002	-	$243,502
Sonya Reed	$95,875	$125,002		$220,877

(1)

The aggregate number of outstanding shares of restricted stock as of December 31, 2023 for each director are as follows: Mr. Alario – 19,814; Ms. Bonno – 12,967; Mr. Cobb – 12,967; Mr. Coppinger – 12,967; Ms. David-Green – 12,967; Mr. Eads – 12,967; and Ms. Reed – 12,967. Award price is based on the value of the shares on the date of grant and is subject to fluctuation based on share price variance.

(2)	Mr. Crandell retired from the DNOW Board of Directors effective May 24, 2023.

(3)	Ms. David-Green was appointed to the DNOW Board of Directors on March 27, 2023.

Board Compensation

In 2023, members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation below. In addition, the independent Chairman of the Board receives an annual cash retainer of $44,000, paid quarterly. Mr. Cherechinsky, as a full-time employee of the Company, does not receive any compensation for his service as a director.

Compensation	2023 Payments
Meeting Fees	$0*
Board Retainer	$90,000 annually
Audit Chair Retainer	$30,000 annually
Audit Member Retainer	$17,500 annually
Comp & ESGN Chair Retainer	$20,000 annually
Comp & NCG Member	$7,500 annually

* If the number of annual board meetings (not including committee meetings) exceeds more than eight (8) total, a meeting fee of $2,000 per meeting (for each non-employee director) will take effect. For reference, there were five (5) total board meetings in 2023.

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the NOW Inc. Long-Term Incentive Plan. The Board approved the grant of 12,967 shares of restricted stock awards on May 24, 2023 to each non-employee director under the NOW Inc. Long-Term Incentive Plan with the exception of Mr. Alario who was awarded 19,814 shares of restricted stock awards (valued annually at approximately $66,000 more than the common director grant). The restricted stock award shares vest in full on the first anniversary of the date of the grant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities and Exchange Act of 1934, as amended, on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2023.

STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING

If you wish to submit a proposal to be included in our 2025 Proxy Statement, we must receive it on or before December 9, 2024. In order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2025 Annual Meeting, notice must be submitted by the same deadline as disclosed above under the advance notice provisions of our Bylaws and must include the information in the notice required by our Bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act. Please address your proposal to: Raymond Chang, Vice President, General Counsel and Secretary, DNOW Inc., 7402 N. Eldridge Parkway, Houston, TX 77041.

If you wish to otherwise introduce any item of business for consideration at our 2025 annual meeting, you must comply with the procedures specified in our bylaws and the rules of the SEC, including giving written notice of such item of business no later than January 8, 2025 nor earlier than December 8, 2024 to: Raymond Chang, Vice President, General Counsel and Secretary, DNOW Inc., 7402 N. Eldridge Parkway, Houston, TX 77041.

ANNUAL REPORT AND OTHER MATTERS

At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, and approval on an advisory basis of the compensation of our named executive officers, as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

DNOW Inc.’s 2023 Annual Report on Form 10-K filed on February 15, 2024 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

Raymond Chang

Vice President, General Counsel and Secretary

Houston, Texas

April 5, 2024

Appendix A

DNOW INC.

2024 OMNIBUS INCENTIVE PLAN

Section 1.	General.

The purposes of the DNOW Inc. 2024 Omnibus Incentive Plan (the “Plan”) are to: (a) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) give Participants an incentive for excellence in individual performance; (c) promote teamwork among Participants; and (d) give the Company a significant advantage in attracting and retaining key Employees, Directors and Consultants. To accomplish such purposes, the Plan provides that the Company may grant (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) Restricted Stock Units, (v) Performance-Based Awards (including performance-based Restricted Shares and Restricted Stock Units), (vi) Other Share-Based Awards, (vii) Other Cash-Based Awards or (viii) any combination of the foregoing.

Section 2.	Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)   “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 of the Plan.

(b)   “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(c)   “Articles of Incorporation” means the articles of incorporation of the Company, as amended and or/restated and in effect from time to time.

(d)   “Automatic Exercise Date” means, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable term of the Option pursuant to Section 7(k) or the Stock Appreciation Right pursuant to Section 8(h).

(e)   “Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance-Based Award, Other Share-Based Award or Other Cash-Based Award granted under the Plan.

(f)   “Award Agreement” means a written agreement, contract or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Administrator, need not be signed by a representative of the Company or a Participant. Any Shares that become deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(g)   “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(h)   “Board” means the Board of Directors of the Company.

(i)   “Bylaws” means the bylaws of the Company, as may be amended and/or restated from time to time.

(j)   “Cause” shall have the meaning assigned to such term in any Company, Subsidiary or Affiliate unexpired employment, severance, or similar agreement or Award Agreement with a Participant, or if no such agreement exists or if such agreement does not define “Cause” (or a word of like import), Cause means (i) the Participant’s breach of fiduciary duty or duty of loyalty to the Company, (ii) the Participant’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, (iii) the Participant’s failure, refusal or neglect to perform and discharge his or her duties and responsibilities on behalf of the Company or a Subsidiary of the Company (other than by reason of Disability) or to comply with any lawful directive of the Board or its designee, (iv) the Participant’s breach of any written policy of the Company or a Subsidiary or Affiliate thereof (including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information), (v) the Participant’s breach of any agreement with the Company or a Subsidiary or Affiliate thereof (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement), (vi) the Participant’s commission of fraud, dishonesty, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company or a Subsidiary or Affiliate thereof, or (vii) the Participant’s commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of his or her lawful duties or responsibilities, which have or may be expected to have an adverse effect on the Company, its Subsidiaries or Affiliates. A Participant’s employment shall be deemed to have terminated for “Cause” if, on the date his or her employment terminates, facts and circumstances exist that would have justified a termination for Cause, to the extent that such facts and circumstances are discovered within three (3) months following such termination. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

(k)   “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) extraordinary dividend (whether in the form of cash, Shares or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) payment of any other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 of the Plan is appropriate.

(l)   “Change in Control” means the occurrence of any of the following:

(i)

any Person, other than the Company or a Subsidiary thereof, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below or any acquisition directly from the Company; or

(ii)

the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)

the consummation of a merger or consolidation of the Company or any Subsidiary thereof with any other corporation, other than a merger or consolidation (A) that results in the Outstanding Company Voting

Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iv)

the consummation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

For each Award that constitutes deferred compensation under Code Section 409A, a Change in Control (where applicable) shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company also constitutes a “change in control event” under Code Section 409A.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(m)   “Change in Control Price” shall have the meaning set forth in Section 12 of the Plan.

(n)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

(o)   “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Company’s Articles of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(p)   “Common Stock” means the common stock, $0.01 par value, of the Company (and any stock or other securities into which such shares of common stock may be converted or into which they may be exchanged).

(q)   “Company” means DNOW Inc. a Delaware corporation (or any successor corporation, except as the term “Company” is used in the definition of “Change in Control” above).

(r)   “Consultant” means any current or prospective consultant or independent contractor of the Company or an Affiliate thereof, in each case, who is not an Employee, Executive Officer or Non-Employee Director.

(s)   “Director” means any individual who is a member of the Board on or after the Effective Date.

(t)   “Disability” means, with respect to any Participant who is an Employee, a permanent and total disability as defined in Code Section 22(e)(3).

(u)   “Effective Date” shall have the meaning set forth in Section 22 of the Plan.

(v)   “Eligible Recipient” means, with respect to an Award denominated in Common Stock issued under the Plan: (i) an Employee; (ii) a Non-Employee Director; or (iii) a Consultant, in each case, who has been selected as an eligible recipient under the Plan by the Administrator; provided, that any Awards granted prior to the date an Eligible Recipient first performs services for the Company or an Affiliate thereof will not become vested or exercisable, and no Shares shall be issued or other payment made to such Eligible Recipient with respect to such Awards, prior to the date on which such Eligible Recipient first performs services for the Company or an Affiliate thereof. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Code Section 409A, “Eligible Recipient” means: an (1) Employee; (2) a Non-Employee Director; or (3) a Consultant, in each case, of the Company or a Subsidiary thereof, who has been selected as an eligible recipient under the Plan by the Administrator.

(w)   “Employee” shall mean any current or prospective employee of the Company or an Affiliate thereof, as described in Treasury Regulation Section 1.421-1(h), including an Executive Officer or Director who is also treated as an employee.

(x)   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(y)   “Executive Officer” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.

(z)   “Exercise Price” means, with respect to any Award under which the holder may purchase Shares, the price per share at which a holder of such Award granted hereunder may purchase Shares issuable upon exercise of such Award, as determined by the Administrator in accordance with Code Section 409A, as applicable.

(aa)  “Fair Market Value” as of a particular date shall mean: (i) if the Shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a Share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination; (ii) if the Shares are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for a Share as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market; or (iii) whether or not the Shares are then listed on a national securities exchange or traded in an over-the-counter market or the value of such Shares is not otherwise determinable, such value as determined by the Administrator in good faith and in a manner not inconsistent with the regulations under Code Section 409A.

(bb)  “Free Standing Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(cc)  “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

(dd)  “Non-Employee Director” means a Director who is not an Employee.

(ee)  “Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(ff)  “Outstanding Shares” means the then-outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of Options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock.

(gg)  “Option” means an option to purchase Shares granted pursuant to Section 7 of the Plan.

(hh)  “Other Cash-Based Award” means a cash Award granted to a Participant under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(ii)  “Other Share-Based Award” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(jj)  “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 of the Plan, to receive an Award under the Plan, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, solely with respect to any Awards outstanding at the date of the Eligible Recipient’s death.

(kk)  “Performance-Based Award” means any Award granted under the Plan that is subject to one or more Performance Goals. Any dividends or dividend equivalents payable or credited to a Participant with respect to any unvested Performance-Based Award shall be subject to the same Performance Goals as the Shares or units underlying the Performance-Based Award.

(ll)  “Performance Goals” means performance goals based on performance criteria selected by the Administrator, which may include, but are not limited to, any of the following: (i) earnings before interest and taxes; (ii) earnings before interest, taxes, depreciation and amortization; (iii) net operating profit after tax; (iv) cash flow; (v) revenue; (vi) net revenues; (vii) sales; (viii) days sales outstanding; (ix) income; (x) net income; (xi) operating income; (xii) net operating income; (xiii) operating margin; (xiv) earnings; (xv) earnings per share; (xvi) return on equity; (xvii) return on investment; (xviii) return on capital; (xix) return on assets; (xx) return on net assets; (xxi) total shareholder return; (xxii) economic profit; (xxiii) market share; (xxiv) appreciation in the fair market value, book value or other measure of value of the Shares; (xxv) expense or cost control; (xxvi) working capital; (xxvii) customer satisfaction; (xxviii) employee retention or employee turnover; (xxix) employee satisfaction or engagement; (xxx) environmental, health or other safety goals; (xxxi) individual performance; (xxxii) strategic objective milestones; (xxxiii) any other criteria specified by the Administrator in its sole discretion; and (xxxiv) any combination of, or a specified increase or decrease in, as applicable, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). At the time such an Award is granted, the Administrator may specify any reasonable definition of the Performance Goals it uses. Such definitions may provide for equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or an Affiliate thereof or the financial statements of the Company or an Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be unusual in nature, infrequent in occurrence or unusual in nature and infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Administrator may modify such Performance Goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Administrator may determine that the Performance Goals or performance period are no longer appropriate and may (x) adjust, change or eliminate the Performance Goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (y) make a cash payment to the Participant in an amount determined by the Administrator.

(mm)  “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, however, a Person shall not include (i) the Company or any of its Subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

(nn)  “Plan” means this DNOW Inc. 2024 Omnibus Incentive Plan, as amended and/or amended and restated from time to time.

(oo)  “Prior Plan” means the NOW Inc. Long-Term Incentive Plan adopted by the Company in May 2014.

(pp)  “Related Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(qq)  “Restricted Shares” means an Award of Shares granted pursuant to Section 9 of the Plan subject to certain restrictions that lapse at the end of a specified period or periods.

(rr)  “Restricted Stock Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Section 10 of the Plan, that is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in Shares (as specified in the Award Agreement). The Restricted Stock Units awarded to the Participant will vest according to the time-based criteria or Performance Goals, and vested Restricted Stock Units will be settled at the time(s), specified in the Award Agreement.

(ss)  “Restricted Period” means the period of time determined by the Administrator during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(tt)  “Rule 16b-3” shall have the meaning set forth in Section 3(a) of the Plan.

(uu)  “Securities Act” means the Securities Act of 1933, as amended from time to time.

(vv)  “Share” means a share of Common Stock.

(ww)  “Stock Appreciation Right” means the right pursuant to an Award granted under Section 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

(xx)  “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).

(yy)  “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

Section 3.	Administration.

(a)  The Plan shall be administered by the Administrator in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable. If the Administrator is the Committee, the fact that a member of the Committee shall fail to qualify as a “no-employee director” within the meaning of Rule 16b-3 shall not invalidate any Award granted or action taken by the Administrator that is otherwise validly granted or taken under the Plan.

(b)  Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(i)  to select those Eligible Recipients who shall be Participants;

(ii)  to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(iii)  to determine the number of Shares to be made subject to each Award;

(iv)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder, including, but not limited to, (A) the restrictions applicable to Awards and the conditions under which restrictions applicable to such Awards shall lapse, (B) the Performance Goals and performance periods applicable to Awards, if any, (C) the Exercise Price of each Award, (D) the vesting schedule applicable to each Award, (E) any confidentiality or restrictive covenant provisions applicable to the Award, and (F) subject to the requirements of Code Section 409A (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards;

(v)  to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all Award Agreements evidencing Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units or Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing granted hereunder;

(vi)  to determine Fair Market Value;

(vii)  to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;

(viii)  to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(ix)  to reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, any Award Agreement or other instrument or agreement relating to the Plan or an Award granted under the Plan; and

(x)  to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c)   Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or traded, the Administrator may allocate all or any portion of its responsibilities and powers to any one (1) or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one (1) or more officers of the Company, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to Directors.

(d)   All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, or any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4.	Shares Reserved for Issuance Under the Plan and Limitations on Awards.

(a)   Subject to adjustment in accordance with Section 5 of the Plan, the Shares initially available under this Plan shall be the sum of (i) 1,973,000 and (ii) the number of Shares that remain available for issuance under the Prior Plan as of the effective date of this Plan. Each Share with respect to which any Award denominated in Shares is granted under the Prior Plan after March 25, 2024 through the effective date of this Plan shall reduce the aggregate number of Shares reserved for issuance under the Plan.

(b)   Notwithstanding anything herein to the contrary, the maximum number of Shares subject to Awards granted during any fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year with respect to such Director’s service as a Non-Employee Director, shall not exceed $750,000 (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).

(c)   Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Any shares of Common Stock subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant will thereafter be deemed to be available for Awards with respect to shares of Common Stock. In applying the immediately preceding sentence, if (i) Shares otherwise issuable or issued in respect of, or as part of, any Award are withheld to cover taxes or any applicable Exercise Price, such Shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (ii) any Share-settled Stock Appreciation Rights or Options are exercised, the aggregate number of Shares subject to such Stock Appreciation Rights or Options shall be deemed issued under the Plan and shall not be available for issuance under the Plan. In addition, Shares (x) tendered to exercise outstanding Options or other Awards, (y) withheld to cover applicable taxes on any Awards or (z) repurchased on the open market using Exercise Price proceeds shall not be available for issuance under the Plan. For the avoidance of doubt, (A) Shares underlying Awards that are subject to the achievement of performance goals shall be counted against the Share reserve based on the target value of such Awards unless and until such time as such Awards become vested and settled in Shares, and (B) Awards that, pursuant to their terms, may be settled only in cash shall not count against the Share reserve set forth in Section 4(a).

(d)   Except in the case of Substitute Awards granted pursuant to Section 4(d) and subject to the following sentence, Awards granted under the Plan shall be subject to a minimum vesting period of one (1) year. Notwithstanding the foregoing, (a) the Administrator may provide that the vesting of an Award shall accelerate in the event of the Participant’s death or Disability or the occurrence of a Change in Control, and (b) the Administrator may grant Awards covering five percent (5%) or fewer of the total number of Shares authorized under the Plan without respect to the above-described minimum vesting requirement. Notwithstanding the foregoing, with respect to Awards to Non-Employee Directors, the vesting of such Awards will be deemed to satisfy the one (1) year minimum vesting requirement to the extent that the Awards vest on the earlier of the one (1) year anniversary of the date of grant and the next annual meeting of the Company’s stockholders that is at least fifty (50) weeks after the immediately preceding year’s annual meeting.

(e)   Substitute Awards shall not reduce the Shares authorized for grant under the Plan. In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

(f)   In the event that the Company or an Affiliate thereof consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Directors in account of such transaction may be granted Substitute Awards in substitution for awards granted by their former employer, and any such substitute Options or Stock Appreciation Rights may be granted with an Exercise Price less than the Fair Market Value of a Share on the grant date thereof; provided, however, the grant of such substitute Option or Stock Appreciation Right shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

Section 5.	Equitable Adjustments.

In the event of any Change in Capitalization, including, without limitation, a Change in Control, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (a) the aggregate number of Shares reserved for issuance under the Plan, (b) the kind, number and Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan; provided, however, that any such substitution or adjustment with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A, and (c) the kind, number and purchase price of Shares subject to outstanding Restricted Shares or Other Share-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion; provided, however, that any fractional Shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder (i) in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any, and (ii) with respect to any Awards for which the Exercise Price or purchase price per share of Common Stock is greater than or equal to the then current Fair Market Value per share of Common Stock, for no consideration. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Stock Option due to an adjustment or substitution described in this Section 5 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be disqualified as an incentive stock option for purposes of Code Section 422. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6.	Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients.

Section 7.	Options.

(a)   General. The Administrator may, in its sole discretion, grant Options to Participants. Solely with respect to Participants who are Employees, the Administrator may grant Incentive Stock Options, Nonqualified Stock Options or a combination of both. With respect to all other Participants, the Administrator may grant only Nonqualified Stock Options. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. The prospective recipient of an Option shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(b)   Limits on Incentive Stock Options. If the Administrator grants Incentive Stock Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Nonqualified Stock Options to the extent required by Code Section 422. Subject to Section 5, the maximum number of shares that may be issued pursuant to Options intended to be Incentive Stock Options is 6,702,338 Shares (reduced by the number of Shares, if any, awarded under the Prior Plan), and, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 4(a).

(c)   Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, and (ii) no Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) shall have an Exercise Price per Share less than one-hundred ten percent (110%) of the Fair Market Value of a Share on such date.

(d)   Option Term. The maximum term of each Option shall be fixed by the Administrator, but in no event shall (i) an Option be exercisable more than ten (10) years after the date such Option is granted, and (ii) an Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate. Notwithstanding any contrary provision in this Plan (including, without limitation, Section 7(h)), if, on the date an outstanding Option would expire, the exercise of the Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Code Section 409A, to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.

(e)   Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(f)   Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law, or (iv) any combination of the foregoing. In determining which methods a Participant may utilize to pay the Exercise Price, the Administrator may consider such factors as it determines are appropriate; provided, however, that with respect to Incentive Stock Options, all such discretionary determinations shall be made by the Administrator at the time of grant and specified in the Award Agreement.

(g)   Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 16 of the Plan.

(h)   Termination of Employment or Service. Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate, the following terms and conditions shall apply:

(i)   In the event of the termination of a Participant’s employment or service by the Company without Cause or due to a resignation by the Participant for any reason, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination (with such period being extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period), on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(ii)    In the event of the termination of a Participant’s employment or service as a result of the Participant’s Disability or death, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(iii)   In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(iv)   For purposes of determining which Options are exercisable upon termination of employment or service for purposes of this Section 7(h), Options that are not exercisable solely due to a blackout period shall be considered exercisable.

(v)   Notwithstanding anything herein to the contrary, an Incentive Stock Option may not be exercised more than three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability. In the event that an Option is exercisable following the date that is three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability, such Option shall be deemed to be a Nonqualified Stock Option.

(i)   Other Change in Employment Status. An Option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service of a Participant, as evidenced in a Participant’s Award Agreement.

(j)   Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Options shall be subject to Section 12 of the Plan.

(k)   Automatic Exercise. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to (f)(i) or (ii), and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 7(k) shall not apply to an Option if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7(k).

Section 8.	Stock Appreciation Rights.

(a)   General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Any Related Right that relates to a Nonqualified Stock Option may be granted at the same time the Option is granted or at any time thereafter, but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the price per Share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates and any Stock Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of a Share on the date of grant. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b)   Awards; Rights as Stockholder. The prospective recipient of a Stock Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.

(c)   Exercisability.

(i)   Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii)   Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.

(d)   Payment Upon Exercise.

(i)   Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.

(ii)   A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(iii)   Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(e)   Termination of Employment or Service.

(i)   Subject to (f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii)   Subject to (f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(f)   Term.

(i)   The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(ii)   The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(g)   Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Stock Appreciation Rights shall be subject to Section 12 of the Plan.

(h)   Automatic Exercise. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. The Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 8(h) shall not apply to a Stock Appreciation Right if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 8(h).

Section 9.	Restricted Shares.

(a)   General. Each Award of Restricted Shares granted under the Plan shall be evidenced by an Award Agreement. Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares; the Restricted Period, if any, applicable to Restricted Shares; the Performance Goals (if any) applicable to Restricted Shares; and all other conditions of the Restricted Shares. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. The terms and conditions applicable to the Restricted Shares need not be the same with respect to each Participant.

(b)   Awards and Certificates. The prospective recipient of Restricted Shares shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided in herein, (i) each Participant who is granted an Award of Restricted Shares may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award. Notwithstanding anything in the Plan to the contrary, any Restricted Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.

(c)   Restrictions and Conditions. The Restricted Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(i)   The Restricted Shares shall be subject to the restrictions on transferability set forth in the Award Agreement and in the Plan.

(ii)   The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as Non-Employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(iii)   Subject to this Section 9(c)(iii), the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Shares during the Restricted Period. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled to dividends or dividend equivalents on an Award of Restricted Shares, which will be payable in accordance with the terms of such grant as determined by the Administrator in accordance with Section 18 of the Plan. Certificates for unrestricted Shares may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, except as the Administrator, in its sole discretion, shall otherwise determine.

(iv)   The rights of Participants granted Restricted Shares upon termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d)   Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Shares shall be subject to Section 12 of the Plan.

Section 10.	Restricted Stock Units.

(a)   General. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Stock Units shall be made; the number of Restricted Stock Units to be awarded; the Restricted Period, if any, applicable to Restricted Stock Units; the Performance Goals (if any) applicable to Restricted Stock Units; and all other conditions of the Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock Units in accordance with the terms of the grant. The provisions of Restricted Stock Units need not be the same with respect to each Participant.

(b)   Award Agreement. The prospective recipient of Restricted Stock Units shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c)   Restrictions and Conditions. The Restricted Stock Units granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Code Section 409A, thereafter:

(i)   The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(ii)   Participants holding Restricted Stock Units shall have no voting rights. A Restricted Stock Unit may, at the Administrator’s discretion, carry with it a right to dividend equivalents, subject to Section 18 of the Plan. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. The Administrator, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Stock Unit is vested.

(iii)   The rights of Participants granted Restricted Stock Units upon termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d)   Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units shall be made to Participants in the form of Shares, unless the Administrator, in its sole discretion, provides for the payment of the Restricted Stock Units in cash (or partly in cash and partly in Shares) equal to the value of the Shares that would otherwise be distributed to the Participant.

(e)   Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Stock Units shall be subject to Section 12 of the Plan.

Section 11.	Other Share-Based or Cash-Based Awards.

(a)   The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

(b)   The prospective recipient of an Other Share-Based Award or Other Cash-Based Award shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c)   Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Other Share-Based Awards and Other Cash-Based Awards shall be subject to Section 12 of the Plan.

Section 12.	Change in Control.

The Administrator may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of employment or service in connection with a Change in Control or upon the occurrence of any other event that the Administrator may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any Award by the Company, if the Company is the surviving corporation; (ii) the assumption of any Award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any Award, provided, however, that any such substitution with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any Award for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price or if the Administrator determines that Award cannot reasonably become vested pursuant to its terms, such Award shall terminate and be canceled without consideration. To the extent that Restricted Shares, Restricted Stock Units or other Awards settle in Shares in accordance with their terms upon a

Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by stockholders of the Company as a result of the Change in Control transaction. For purposes of this Section 12, “Change in Control Price” shall mean (A) the price per Share paid to stockholders of the Company in the Change in Control transaction, or (B) the Fair Market Value of a Share upon a Change in Control, as determined by the Administrator. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Administrator.

Section 13.	Amendment and Termination.

(a)   The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would adversely alter or impair the rights of a Participant under any Award theretofore granted without such Participant’s prior written consent.

(b)   Notwithstanding the foregoing, (i) approval of the Company’s stockholders shall be obtained for any amendment that would require such approval in order to satisfy the requirements of Code Section 422, if applicable, any rules of the stock exchange on which the Shares are traded or other applicable law, and (ii) without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, except as otherwise permitted under Section 5 of the Plan, (A) no amendment or modification may reduce the Exercise Price of any Option or Stock Appreciation Right, (B) the Administrator may not cancel any outstanding Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right, another Award or cash and (C) the Administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system.

(c)   Subject to the terms and conditions of the Plan and Code Section 409A, the Administrator may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).

(d)   Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.

Section 14.	Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. With respect to any payments not yet made or Shares not yet transferred to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

Section 15.	Deferrals of Payment.

To the extent permitted by applicable law, the Administrator, in its sole discretion, may determine that the delivery of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award, shall be deferred. The Administrator may also, in its sole discretion, establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of any such consideration, including any applicable election procedures, the timing of such elections, the mechanisms for payments of amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program. Deferrals by Participants (or deferred settlement or payment required by the Administrator) shall be made in accordance with Code Section 409A, if applicable, and any other applicable law.

Section 16.	Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal, state and/or local income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind, domestic or foreign, required by law or regulation to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes, domestic or foreign, to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted Shares, in each case, having a value equal to the amount required to be withheld or other greater amount not exceeding the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, if such other greater amount would not, as determined by the Administrator, result in adverse financial accounting treatment (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). Such Shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award (including by a “net exercise” or broker assisted “cashless” exercise procedure approved by the Administrator).

Section 17.	Certain Forfeitures.

The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to the applicable vesting conditions of an Award. Such events may include, without limitation, breach of any non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in an Award Agreement or that are otherwise applicable to the Participant, a termination of the Participant’s employment for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and its Subsidiaries and/or its Affiliates.

Section 18.	Dividends; Dividend Equivalents.

Notwithstanding anything in this Plan to the contrary, to the extent that an Award contains a right to receive dividends or dividend equivalents while such Award remains unvested, such dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying Award vests, and forfeited to the extent the underlying Award is forfeited.

Section 19.	Non-United States Employees.

Without amending the Plan, the Administrator may grant Awards to eligible persons residing in non-United States jurisdictions on such terms and conditions different from those specified in the Plan, including the terms of any award agreement or plan, adopted by the Company or any Subsidiary thereof to comply with, or take advantage of favorable tax or other treatment available under, the laws of any non-United States jurisdiction, as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

Section 20.	Transfer of Awards.

No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator, and other than by will or by the laws of descent and distribution. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative. Under no circumstances will a Participant be permitted to transfer an Option or Stock Appreciation Right to a third-party financial institution without prior stockholder approval.

Section 21.	Continued Employment.

The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or an Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 22.	Effective Date.

The Plan will be effective May 22, 2024 (the “Effective Date”), the date of Plan approval by the Company’s Board and stockholders. The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Shares awarded under it are outstanding and not fully vested; provided, however, that no Awards will be made under the Plan on or after the tenth anniversary of the Effective Date.

Section 23.	Code Section 409A.

The intent of the parties is that payments and benefits under the Plan be either exempt from Code Section 409A or comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered consistent with such intent. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to a Participant who is a “specified employee” shall be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will be exempt from or in compliance with the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any Award being subject to, but not in compliance with, Code Section 409A.

Section 24.	Compliance with Laws.

(a)   The obligation of the Company to settle Awards in Shares or other consideration shall be subject to (i) all applicable laws, rules, and regulations, (ii) such approvals as may be required by governmental agencies or the applicable national securities exchange on which the Shares may be admitted, and (iii) policies maintained by the Company from time to time in order to comply with applicable laws, rules, regulations and corporate governance requirements, including, without limitation, with respect to insider trading restrictions. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Administrator shall have the authority to provide that all Shares or other securities of the Company issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and the Administrator may cause a legend or legends to be put on certificates representing Shares or other securities of the Company issued under the Plan to make appropriate reference to such restrictions or may cause such Shares or other securities of the Company issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(b)   The Administrator may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Administrator determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Code Section 409A, (i) pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or issued, as applicable), over (B) the aggregate Exercise Price (in the case of an Option or Stock Appreciation Right) or any amount payable as a condition of issuance of Shares (in the case of any other Award), and such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (ii) in the case of Restricted Shares, Restricted Stock Units or Other Share-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, Restricted Stock Units or Other Share-Based Awards, or the underlying Shares in respect thereof.

Section 25.	Erroneously Awarded Compensation; Clawback.

The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Exchange Act, or to comport with good corporate governance practices, including on a retroactive basis, as such policies may be amended from time to time. Notwithstanding anything to the contrary contained herein, the Administrator also may cancel an Award if the Participant, without the consent of the Company, (a) has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate while employed by or providing services to the

Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities or (b) violates a non-competition, nonsolicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate, as determined by the Administrator, or if the Participant’s employment or service is terminated for Cause. The Administrator may also provide in an Award Agreement that in any such event the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of such Award, the sale or other transfer of such Award, or the sale of shares of Common Stock acquired in respect of such Award and must promptly repay such amounts to the Company. The Administrator may also provide in an Award Agreement that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Administrator, then the Participant shall be required to promptly repay any such excess amount to the Company. In addition, the Company shall retain the right to bring an action at equity or law to enjoin the Participant’s activity and recover damages resulting from such activity.

Section 26.	Whistleblower Acknowledgements.

Notwithstanding anything to the contrary herein, nothing in this Plan or any Award Agreement will (a) prohibit a Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (b) require prior approval by the Company or any of its Affiliates of any reporting described in clause (a).

Section 27.	Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law of such state.

Section 28.	Plan Document Controls.

The Plan and each Award Agreement together constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

DNOW INC.

7402 NORTH ELDRIDGE PARKWAY

HOUSTON, TX 77041

VOTE BY INTERNET

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 21, 2024 for shares held directly and by 11:59 P.M. ET on May 17, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 21, 2024 for shares held directly and by 11:59 P.M. ET on May 17, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V39796-P08795     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DNOW INC.

The Board of Directors recommends you vote FOR the following:

1. To elect eight directors to hold office for one-year terms;

Nominees:	For	Against	Abstain

1a. Richard Alario	☐	☐	☐

1b. Terry Bonno	☐	☐	☐

1c. David Cherechinsky	☐	☐	☐

1d. Galen Cobb	☐	☐	☐

1e. Paul Coppinger	☐	☐	☐

1f. Karen David-Green	☐	☐	☐

1g. Rodney Eads	☐	☐	☐

1h. Sonya Reed	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain

2. To consider and act upon a proposal to approve the 2024 Long-Term Incentive Plan;	☐	☐	☐

3. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2024;	☐	☐	☐

4. To consider and act upon an advisory proposal to approve the compensation of our named executive officers.	☐	☐	☐

NOTE: To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and the 2023 Annual Report on Form 10-K are available at www.proxyvote.com

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V39797-P08795

DNOW INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

ON MAY 22, 2024

The undersigned hereby appoints Mark Johnson and Raymond Chang or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of DNOW Inc. to be held on Wednesday, May 22, 2024, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 5, 2024 proxy statement.

This proxy is solicited on behalf of the board of directors of DNOW Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the approval of the DNOW Inc. 2024 Long-Term Incentive Plan (Proposal 2), FOR the ratification of the independent auditors (Proposal 3), and FOR the approval of the compensation of our named executive officers (Proposal 4).

The undersigned acknowledges receipt of the April 5, 2024 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

Continued and to be signed on reverse side